EXHIBIT 10.4

Execution Version

BRAND TRANSFER AGREEMENT

This Brand Transfer Agreement (this “Agreement”), dated as of December 29, 2022 (“Effective Date”), by and between, on the one hand, TPCO Holding Corp., f/k/a “Subversive Capital Acquisition Corp.” (“TPCO”), CMG Partners, Inc. (“CMG”), TPCO US Holding LLC (“TPCO-US”), NC3 Systems, Inc. (“NC3,” and together with TPCO, CMG, and TPCO-US “Transferor”), and, on the other hand, SC Branding LLC (“SC Branding”) and Mother Room, LLC (“Mother Room,” and together with SC Branding, “Transferee”). Transferor and Transferee may be each referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, CMG, TPCO-US, and NC3 are wholly owned and controlled subsidiaries of TPCO and Mother Room is a wholly owned and controlled subsidiary of SC Branding, where such subsidiaries are in part formed to hold intellectual property rights;

WHEREAS, SC Branding wishes to acquire the Monogram brand (the “Brand”) including Trademarks (as defined below), websites, and social media accounts from Transferor, together with the goodwill connected with the use of and symbolized by the Trademarks, subject to the terms and conditions set forth herein;

WHEREAS, in exchange for such transfer TPCO shall receive (i) consideration consisting of Two Million Two Hundred and Fifty-Five Thousand Three Hundred (2,255,300) shares of Common Stock of the TPCO from Transferee or an affiliate or parent thereof, (ii) a License Agreement for the continued exploitation of the Brand in the form of Exhibit A in California and Maryland (the “License Agreement”), and (iii) certain services from SC Branding, LLC pursuant to the Services Agreement in the form attached as Exhibit B (the “Services Agreement”); and

WHEREAS, with respect to certain Trademarks that are the subject of pending intent-to-use applications filed with the United States Patent and Trademark Office (“USPTO”), Transferee intend to operate a business similar to Transferor to which such Trademarks relate.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Transfer of Intellectual Property. Subject to the terms and conditions set forth herein, Transferor hereby irrevocably sells, assigns, transfers, and conveys to Transferee, and Transferee hereby accepts, all right, title, and interest in and to the following (collectively, “Transferred Rights”):

(a) rights in the brand MONOGRAM for use in the cannabis business and related activities, with the goodwill associated therewith and symbolized thereby;

(b) the registrations and applications for trademarks, service marks, logos, and other similar indicia of source or origin listed on Schedule A, with the goodwill associated therewith and symbolized thereby (“Transferred Marks”); provided that, with respect to the United States intent-to-use applications identified on Schedule A, the transfer of such applications shall not be effective until a statement of use or amendment to allege use, as applicable, has been filed with and accepted by the USPTO (collectively, all items listed on Schedule A, the “Trademarks”).

(c) the domain name and social media accounts listed on Schedule A;

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(d) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing, and all claims and causes of action with respect to any of the foregoing accruing before, on or after the Effective Date, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, violation, breach, or default;

(e) all other Intellectual Property relating to the Brand and the Trademarks; and

(f) all other rights, privileges, and protections of any kind whatsoever of Transferor accruing under any of the foregoing provided by any applicable law, treaty, or other convention throughout the world.

As used herein, “Intellectual Property” means all rights in intellectual property of any type throughout the world, including, but not limited to: (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisional and non- provisional, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) copyrights, whether registered or common law, and registrations and applications for registration thereof; (iv) trade secrets and know-how; (v) domain names; (vi) rights of publicity and privacy, rights to personal information and moral rights; (vii) shop rights; (viii) inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, designs, algorithms, prospect, lists, customer lists, projections, analyses, and market studies, and all rights therein and thereto;

(ix) all rights to any of the foregoing provided in international treaties and convention rights; (x) the right and power to assert, defend and recover title to any of the foregoing; and (xi) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; (xii) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing and (xiii) all adaptations, derivatives, modifications, developments, enhancements and improvements of the Intellectual Property.

2. Encumbrances. Transferor represents and warrants that the Transferred Rights are transferred subject to no liens, claims, mortgages, security interests, adverse interests, leases or licenses of any kind (“Liens”), except for rights granted to Curio Holding, LLC (“Curio”) via a Production and Supply Agreement between TPCO US and Curio, a copy of which has been provided to Transferee, provided Transferor shall terminate all such rights granted to Curio no later than six (6) months after the Effective Date of this Agreement. Transferor shall not permit any Liens on any ITU Marks (hereinafter defined).

3. Intent-to-Use Applications.

(a) Effective as of the Effective Date, Transferor hereby grants to Transferee and its affiliates a royalty-free, non-transferable, exclusive, irrevocable license to use the Trademarks that are the subject of pending United States intent-to-use applications identified on Schedule A (“ITU Marks”) in connection with the promotion, advertising, distribution, and sale of the goods and services covered by such applications. Transferee and its affiliates may sublicense the rights granted in this Section to its authorized distributors, vendors, subcontractors, and resellers acting

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on its behalf. From the Effective Date until the effectiveness of the transfer of any pending application for an ITU Mark pursuant to Section 1 in accordance with Section 3(b), Transferor shall: (i) prosecute such application; (ii) consult with Transferee and keep Transferee informed of any significant developments in connection with such prosecution; and (iii) have the right to exercise quality control over Transferee’s and its affiliates’ use of the ITU Marks pursuant to the license granted under this Section to the extent reasonably necessary under applicable law to maintain the validity of the ITU Marks and protect the goodwill associated therewith. Any and all goodwill arising from Transferee’s or its affiliates’ use of the ITU Marks pursuant to the license granted under this Section shall inure solely to Transferor’s benefit.

(b) Promptly following the first use in commerce by Transferee or any of its affiliates of each ITU Mark pursuant to the license granted under Section 3(a), Transferee shall (i) notify Transferor of the date of such first use and first use in commerce of such ITU Mark; (ii) identify the goods and services specified in the application in connection with which the mark has been used; and (iii) furnish to Transferor a specimen of each such use in a form acceptable for filing with the USPTO. Upon receipt of such information and specimen for such ITU Mark, Transferor shall file a statement of use or amendment to allege use, as applicable, with the USPTO, with respect to the relevant application. Upon acceptance of such statement of use or amendment to allege use, as applicable, by the USPTO with respect to the relevant application, (i) the transfer of such ITU Mark to Transferee pursuant to Section 1 shall automatically and immediately be effective and such ITU Mark will thereafter be converted to, and shall be deemed to be one of, the Transferred Marks hereunder; and (ii) the license granted with respect to such ITU Mark under Section 3(a), together with Transferor’s rights and Transferee’s obligations under this Section 3, shall automatically and immediately terminate.

4. Deliverables.

(a) Upon execution of this Agreement, Transferor shall deliver to Transferee the following:

(i) an assignment in the form of Exhibit 1 (the “Assignment”) and duly executed by Transferor, transferring all Transferor’s right, title, and interest in and to the Transferred Marks (at the time of execution) to Transferee and with respect to each of the ITU Marks shall operate to evidence the transfer of each such ITU Mark at the time of conversion under Section 3(b) above to being a Transferred Mark;

(ii) the prosecution files for all Transferred Marks in such form and medium as reasonably requested by Transferee together with a list of local prosecution counsel contacts, and all such other documents, correspondence, and information as are reasonably requested by Transferee to register, own, or otherwise use the Transferred Rights, including any renewal fees due and deadlines for actions to be taken concerning prosecution and maintenance of all Transferred Marks in the ninety (90) day period following the Effective Date; and

(iii) a signed counterpart of the License Agreement; and

(iv) a signed counterpart of the Services Agreement.

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(b) Upon execution of this Agreement, Transferee shall deliver to Transferor the following:

(i) a signed counterpart of the License Agreement; and

(ii) a signed counterpart of the Services Agreement;

(iii) (A) 110,600 common shares of the stock of TPCO held by SC Branding, (B) 2,000,000 common shares of the stock of TPCO held by Shawn C. Carter p/k/a JAY- Z (“Artist”), and (C) 144,700 common shares of the stock of TPCO held by SC Branding’s affiliate SC Vessel 1, LLC (“SC Vessel”) (collectively, the “Transferred Stock”), all of which Transferred Stock SC Branding does, and shall cause Artist and SC Vessel to, transfer, assign and surrender to TPCO, duly endorsed to TPCO, together with such instruments of transfer as TPCO shall reasonably request relating thereto; and

(iv) a duly executed IRS Form W-9 from Artist.

5. Further Assurances; Recordation.

(a) From and after the Effective Date, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

(b) Without limiting the foregoing, Transferor shall execute and deliver to Transferee, at Transferee’s expense, such assignments and other documents, certificates, and instruments of conveyance in a form suitable for filing with the USPTO and other recording governmental authorities in all applicable jurisdictions as reasonably necessary to record and perfect the assignment, and to vest in Transferee all right, title, and interest in and to the Transferred Rights in accordance with applicable law. As between Transferor and Transferee, Transferee shall be responsible, at Transferee’s expense, for filing the assignment, and other documents, certificates, and instruments of conveyance with the applicable governmental authorities; provided that, upon Transferee’s reasonable request, and at Transferee’s expense, Transferor shall take such steps and actions, and provide such cooperation and assistance, to Transferee and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Transferred Rights to Transferee, or any of Transferee’s successors or assigns.

6. Representations and Warranties of Transferor. Transferor represents and warrants to Transferee that the statements contained in this Section 6 are true and correct as of the Effective Date.

(a) Authority of Transferee; Enforceability. Transferor has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Transferor have been duly authorized by all necessary organizational action of Transferor, and when executed and delivered by both Parties, this Agreement will constitute a legal, valid, and binding obligation of Transferor, enforceable against Transferor in accordance with its terms and conditions.

(b) No Conflicts; Consents. The execution, delivery, and performance by Transferor of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (A) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Transferor, (B) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation, or (C) conflict with, or result in (with or without notice

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or lapse of time or both), any violation of or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under, any contract or other instrument to which this Agreement or any of the Transferred Rights are subject.

(c) Ownership. Transferor owns all right, title, and interest in and to the Transferred Rights, free and clear of Liens except as provided in Section 2 above.

(d) Registrations and Applications. Schedule A contains a correct, current and complete list of all registrations and applications for registration owned by Transferor in the Transferred Marks, specifying as to each, as applicable: the word mark and/or design, the record owner, the jurisdiction in which it has been granted or filed, the registration and/or application serial number, the registration and/or application date, and indicating whether it is an ITU Mark at the time of executing this Agreement, if applicable. All required filings and fees related to the trademark registrations and applications listed on Schedule A have been timely filed with and paid to the USPTO and other relevant governmental authorities.

(e) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 6, Transferor has not made and makes no other express or implied representation or warranty, either oral or written, whether arising by law, course of dealing, course of performance, usage, trade, or otherwise, including with respect to the ownership, registration, validity, enforcement, or use of the Transferred Rights, all of which are expressly disclaimed.

7. Tax Matters

(a) For U.S. federal (and applicable state and local) and non-U.S. tax purposes, the Parties intend that:

(i) the transactions contemplated by (w) this Agreement, (x) the Termination Agreement, dated as of the date hereof, by and between TPCO and SC Branding (the “Termination Agreement”), (y) the License Agreement, dated as of the date hereof, by and between Mother Room, LLC and the Licensee (as defined therein) (the “License Agreement”), and (z) the Services Agreement, dated as of the date hereof, by and between TPCO and SC Branding (the “Services Agreement”), shall be treated as follows:

(A) (x) the distribution of the Transferred Rights (subject to the rights set forth in the License Agreement) by affiliates of TPCO to TPCO, followed by (y) subject to Section 7(b), the transfer of a portion of the Transferred Rights (subject to the rights set forth in the License Agreement) by TPCO to Transferee (or its affiliate) solely in exchange for the Transferred Stock, and

(B) the transfer of a portion of the Transferred Rights (subject to the rights set forth in the License Agreement) by TPCO to Transferee solely in exchange for the provision of the services by and other obligations of SC Branding set forth in the Services Agreement;

(ii) the rights set forth in the License Agreement that are Licensed by Mother Room to the Licensee (as defined in the License Agreement) shall be treated as rights that are retained by TPCO and its affiliates, and not transferred by TPCO to Transferee;

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(iii) the fair market value of the Transferred Rights (subject to the rights set forth in the License Agreement) transferred by TPCO to Transferee (or its affiliate) described in Section 7(a)(i)(A)(y) in exchange for the Transferred Stock shall equal $366,261; and

(iv) the fair market value of the Transferred Rights (subject to the rights set forth in the License Agreement) transferred by TPCO to Transferee described in Section 7(a)(i)(B) in exchange for the provision of the services by and other obligations of SC Branding set forth in the Services Agreement shall equal $250,000.

(b) For U.S. federal (and applicable state and local U.S) income tax purposes, (i) notwithstanding anything to the contrary set forth herein, each of SC Branding, Mother Room and SC Vessel shall be treated as entities that are disregarded from a single owner, Artist; and (ii) the transactions described in Section 7(a)(i)(A)(y) shall be treated solely as a transfer by Artist to TPCO of the Transferred Stock in exchange for a portion of the Transferred Rights (subject to the rights set forth in the License Agreement) that is treated as an exchange described in Section 302(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (and applicable provision of state and local U.S. law).

(c) For U.S. federal (and applicable state and local) and non-U.S. tax purposes, TPCO shall not (and shall cause its affiliates not to) report any income of or amounts payable to any of SC Branding, Mother Room or any of their affiliates in connection with or as a result of the transactions contemplated pursuant to this Agreement, the Termination Agreement, the Services Agreement or the License Agreement, except as set forth solely in Sections 7(a) and (b).

(d) Each of the Parties shall prepare and file (and cause its affiliates to prepare and file) all tax returns in a manner consistent with this Section 7. No Party shall take (and each of the Parties shall cause its affiliates not to take) any tax position on any tax return, in any audit or proceeding before any taxing authority, in any report made for tax, or otherwise inconsistent with this Section 7, in each case unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code). In the event that any taxing authority disputes the tax treatment set forth in this Section 7, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with this Section 7.

(e) All payments and transfers contemplated by any of this Agreement, the Termination Agreement, the License Agreement, and the Services Agreement (collectively, the “Transaction Agreements”) that is or is deemed under the Income Tax Act (Canada), the Code or any other taxing statute, law, regulation or international agreement (“Tax Law”) to be paid, satisfied or credited to any of Artist, SC Branding, Mother Room, SC Vessel or any of their respective affiliates shall be made in full, without deduction or set off for any reason whatsoever. Notwithstanding anything to the contrary in this Agreement or otherwise if at any time any governmental or taxing authority, applicable law, regulation or international agreement requires any amount to be withheld or deducted from any payment or other amount that is or is deemed under any Tax law to be paid, satisfied or credited to any of Artist, SC Branding, Mother Room, SC Vessel or any of their respective affiliates pursuant to the Transaction Agreements as the case may be, such payment or other amount payable will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction (including any required withholding or deduction with respect to the increased amount), Artist, SC Branding, Mother Room, SC Vessel or any of their respective affiliates, as the case may be, receives a net amount equal to the amount which it would have received had no withholding or deduction been required,

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and the full amount withheld or deducted shall be remitted to the relevant governmental or taxing authority. For greater certainty, TPCO shall indemnify and hold each of Artist, SC Branding, Mother Room, SC Vessel and each of their respective affiliates harmless from any loss, damage or liability on account of any failure to remit any amount TPCO or any of its affiliates may be required to remit on account of any amount that is or is deemed under any Tax Law to be paid, satisfied or credited to any of Artist, SC Branding, Mother Room, SC Vessel or any of their respective affiliates under or in connection with any of the Transaction Agreements.

8. Representations and Warranties of Transferee. Transferee represents and warrants to Transferor that the statements contained in this Section are true and correct as of the Effective Date.

(a) Authority of Transferee; Enforceability. Transferee has the full right, power, and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Transferee have been duly authorized by all necessary organizational action of Transferee, and when executed and delivered by both Parties, this Agreement will constitute a legal, valid, and binding obligation of Transferee enforceable against Transferee in accordance with its terms and conditions.

(b) No Conflicts; Consents. The execution, delivery, and performance by Transferee of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the certificate of incorporation, by-laws, or other organizational documents of Transferee, (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation, or (iii) conflict with, or result in (with or without notice or lapse of time or both), any violation of or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under, any contract or other instrument to which this Agreement is subject. No consent, approval, waiver, or authorization is required to be obtained by Transferee from any person or entity (including any governmental authority) in connection with the execution, delivery, and performance by Transferee of this Agreement.

(c) Transferred Stock. SC Branding hereby represents and warrants to TPCO that (i) it (or Artist or SC Vessel, as applicable) is the beneficial and legal owner of the Transferred Stock, which is free and clear of all liens, charges, encumbrances, and any other rights of others, (ii) there is no contract, option, or other right of a third party binding, or which at any time in the future may become binding, upon SC Branding, SC Vessel, or Artist to sell, transfer, assign, pledge, charge, mortgage, or in any other way dispose of or encumber any of the Transferred Stock, other than pursuant to the terms of this Modification Agreement, and (iii) SC Branding will and will cause SC Vessel and Artist to take all actions reasonably necessary to further evidence the surrender and transfer of the Transferred Stock to TPCO, including without limitation the execution of any assignment, stock power, or other document to reflect the surrender on the books of TPCO and its transfer agent.

9. Indemnity. Each Party and each of their affiliates shall indemnify and hold the other Party and each of their affiliates harmless from any loss, damage or liability on account of any breach of the provisions of this Agreement.

10. Miscellaneous.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be

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governed by and construed in accordance with the internal laws of the State of California applicable to agreements executed and performed entirely within such State.

(b) This Agreement and each of the terms and provisions hereof may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party hereto.

(c) No Party may assign, transfer or delegate any or all of its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment will relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

(d) This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Modification Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

(e) For purposes of this Agreement, (i) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Modification Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Modification Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(f) The headings in this Agreement are for reference only and do not affect the interpretation of this Modification Agreement.

(g) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(h) This Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SC Branding, LLC		TPCO HOLDING CORP.

By:	/s/ Desiree Perez	By:	/s/ Troy Datcher
Name:	Desiree Perez	Name:	Troy Datcher
Title:	Authorized Signatory	Title:	CEO

Mother Room, LLC		CMG Partners, Inc.

By:	/s/ Desiree Perez	By:	/s/ Troy Datcher
Name:	Desiree Perez	Name:	Troy Datcher
Title:	Authorized Signatory	Title:	CEO

TPCO US HOLDING LLC

By:	/s/ Troy Datcher
Name:	Troy Datcher
Title	CEO

NC3 Systems

By:	/s/ Troy Datcher
Name:	Troy Datcher
Title:	CEO

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Execution Version

SCHEDULE A

Trademarks

Mark	App. No.	Authority	Type	Reg. No.	Class No. and Description	Owner
MONOGRAM	88733895 12/19/19	United States (USPTO)	Standard Character Mark	N/A Pending ITU	34 - Hemp cigarettes comprised of lawful hemp with a delta-9 tetrahydrocannabinol (THC) concentration of not greater than 0.3 percent on a dry weight basis	CMG PARTNERS, INC.
MONOGRAM	88283255 1/13/2019	United States (USPTO)	Logotype	5912650 11/19/19	41 - Educational and entertainment services, namely, providing a website featuring information in the nature of current events about cannabis, the cannabis industry, and products containing cannabis	CMG PARTNERS, INC.
MONOGRAM	88283234 1/30/19	United States (USPTO)	Standard Character Mark	5953275 1/7/20	41 - Educational and entertainment services, namely, providing a website featuring information in the nature of current events about cannabis, the cannabis industry, and products containing cannabis	CMG PARTNERS, INC.
MONOGRAM OG	88733888 12/19/19	United States (USPTO)	Standard Character Mark	N/A Pending ITU	34 - Hemp cigarettes comprised of lawful hemp with a delta-9 tetrahydrocannabinol (THC) concentration of not greater than 0.3 percent on a dry weight basis	CMG PARTNERS, INC.
MONOGRAM	97267665 2/15/22	United States (USPTO)	Standard Character Mark	N/A Pending ITU	009- Downloadable files authenticated by non-fungible tokens featuring cannabis and cannabis goods 035 - Retail store services, namely, providing downloadable files	TPCO US Holding LLC

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authenticated by non-fungible tokens featuring cannabis and cannabis good

041 Entertainment services, namely, providing files authenticated by non- fungible tokens featuring cannabis and cannabis goods, and providing digital environments in which to use the files

MONOGRAM	97591641 9/14/22	United States (USPTO)	Standard Character Mark	N/A Pending ITU	34 - Ashtrays; Cigarette lighters; Cigarette rolling papers; Cigarette tubes; Tobacco grinders	CMG PARTNERS, INC.
MONOGRAM OG	88733888 12/19/19	United States (USPTO)	Standard Character Mark	N/A Pending ITU	34 - Hemp cigarettes comprised of lawful hemp with a delta-9 tetrahydrocannabinol (THC) concentration of not greater than 0.3 percent on a dry weight basis	CMG PARTNERS, INC.
MONOGRAM		California	Trademark	2003856 3/24/20	031, 034 - Dried cannabis flower intended for smoking and cannabis pre-rolls. Dried cannabis flower intended for wholesale purchase.	NC3 SYSTEMS
MONOGRAM		New York	Trademark	S25442	Educational and entertainment services, namely providing a website featuring information about cannabis and cannabis culture.	TPCO US Holding LLC

Domain Names

monogramcompany.com

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Social Media Accounts

Facebook account - MonogramCompany
Twitter Account - monogramcompany
Instagram Account - monogramcompany

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Execution Version

EXHIBIT A

LICENSE AGREEMENT

[see attached]

Execution Version

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of December 29, 2022, by and among MOTHER ROOM, LLC, a Delaware limited liability company (“Licensor”) and TPCO US Holdings LLC, a company organized under the laws of Delaware (“Licensee”). Licensor and Licensee are sometimes referred to herein collectively as the “Parties” and each as a “Party”.

RECITALS

A.

The Licensor owns intellectual property rights, including registered and unregistered trademarks, in relation to one or more brands with significant reputation and value. The Licensee wishes to secure the rights to design, manufacture, advertise, market, distribute and/or sell merchandise under these trademarks in the Territory (as defined below).

B.	The Licensee has experience in relation to the design, manufacture, advertising, marketing, distribution and/or sale of cannabis merchandise.

C.

The Licensor is willing to grant to the Licensee a license to design, manufacture, advertise, market, distribute and/or sell licensed merchandise bearing Licensor’s Trademarks (defined below) in the Territory on the terms and conditions set out below.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1. Definitions. The following capitalized terms shall have the meanings specified in thisSection 1. Other terms are defined in the text of this Agreement and such terms shall have the meanings respectively assigned to them in such text.

“Advertising Material” means sales, marketing and advertising material related to the Licensed Products, including digital, point-of-sale, promotional, advertising and press material relating to the Licensed Products and/or the Trademarks.

“Affiliate” means (a) any other Person controlling, controlled by or under common control with such particular Person, where “control” means for purposes of this definition the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, or (b) if such Person is a partnership, any general partner thereof.

“Brand” means the Licensor brand(s) listed in Schedule 1. “Commencement Date” means January 1, 2023.

“Designs” means any and all Packaging Designs and product designs used in connection with the Licensed Products.

“Distribution Channels” means the approved retailers, wholesalers and/or other channels of distribution listed in Schedule 1, together with such other distribution channels approved by the Licensor from time to time in writing in accordance with Section 5.2.

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“Intellectual Property Rights” means:

(i)

any patents, trademarks, service marks, registered designs, applications for any of those rights, trade and business names (including Internet domain names and e- mail address names), logos, unregistered trademarks and service marks, copyright and related rights, performers’ property rights, database rights, rights in designs, trade dress, inventions, know-how and confidential information;

(ii)	rights of the same or similar effect or nature as to those in paragraph (i) of this definition; and

(iii)

the right to sue for past, existing and future infringement of any of the rights referred to in paragraph (i) or (ii) of this definition, in each case whether existing or future and in any jurisdiction.

“Licensed Product” means each and every Product (defined below), including related packaging and trade dress, used hereunder and that (a) bears a Trademark and (b) is specifically approved in writing by Licensor as a Licensed Product hereunder.

“Manufacturers” means the manufacturing entities appointed by the Licensee to grow, cultivate, manufacture and/or assemble Licensed Products, components of Licensed Products, labels, packaging and/or any other item related to the Licensed Products in accordance with Section 10 and any further manufacturers appointed by such manufacturers, including without limitation factories, suppliers and facilities in and outside the territory.

“Net Sales” means the gross invoice price of all Licensed Products shipped by or on behalf of the Licensee (including but not limited to its Subsidiaries, Affiliates or any sub-licensees), minus (i) any documented actual allowances for damaged or returned Licensed Products, (ii) any documented credits for the return of Licensed Products to Licensee actually accepted or destroyed in the field, (iii) any documented and bona fide trade and quantity discounts or allowances (including margin or markdown allowances) actually taken with respect to the Licensed Products; and (iv) all applicable local, state, and federal taxes (collectively, “Permitted Reductions”). The total Permitted Reductions in any year shall in no event exceed ten (10%) percent of the gross invoice price of all Licensed Products. In computing Net Sales, no costs incurred in manufacturing, selling, advertising or distributing the Licensed Products and no indirect expenses shall be deducted, nor shall there be any deduction for uncollectible accounts. Licensed Products shall be deemed sold when shipped, distributed, billed, sold or paid for, whichever occurs first.

“Packaging Design” means the packaging design(s) for the Products as provided by Licensor from time to time.

“Products” means items or goods described in Schedule 1, as amended from time to time in accordance with this Agreement.

“Product Know-How” means any trade secrets, know-how, recipes, formulae, methods, processes, technical information, directions, instructions, protocols, procedures, techniques, raw material sources, concepts and ideas owned, as of the date of this Agreement or hereafter, by Licensor that are necessary or used for to growing, cultivating, manufacturing, packaging and labeling of the Products provided, however, that unless otherwise agreed in writing by Licensor after the date hereof, any of the foregoing shall only constitute “Product Know-How” if not otherwise known in the cannabis industry other than as a result of an improper disclosure by Licensee.

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“Term” means the period from the Commencement Date to the eighth (8th) anniversary of the Effective Date.

“Territory” means (i) for the first six months of the Term the states of Maryland and California only, and (ii) for the remainder of the Term, the state of California only.

“Trademarks” means the trademarks listed in any part of Schedule 1, including without limitation any registrations and applications for registration of such trademarks in the Territory, and such other marks notified by the Licensor to the Licensee in writing from time to time, as well as any trade dress associated with such Trademarks.

2. License.

2.1. Generally. During the Term hereof and solely in the Territory on the terms set forth in this Agreement, Licensor hereby grants Licensee, and Licensee accepts from Licensor an exclusive, sublicensable (in accordance with Section 2.2), fully-paid-up, royalty-free license to (i) label and manufacture the Products under the Trademarks, Designs and Product Know-How in the Territory, and (ii) advertise, market, sell and distribute the Products using the Trademarks, Designs and Product Know-How in the Territory.

2.2. Sub-license; Exclusions. The Licensee shall have the right to sub-license the license granted in Section 2.1 to any Affiliate and to any Manufacturer (but only to the extent required to manufacture Products for Licensee) and only in compliance with the provisions of this Agreement including Section 4. Other than as expressly provided by this Agreement, the Licensee shall not be entitled to sub-license any of the rights granted in Section 2.1. Moreover, this license grant specifically excludes all premium, promotional product and entertainment rights or any other rights that are not specifically granted herein or otherwise approved by Licensor in writing which are expressly reserved by the Licensor.

2.3. Reservation of Rights. Except for the specific rights granted to Licensee under this Agreement, all rights in and to the Trademarks are explicitly reserved and retained by Licensor. For the avoidance of doubt, the Licensor retains all rights to exploit the Trademarks outside of the Territory, even if competitive with activities within the Territory.

2.4. Advertising and Marketing in the Territory. The Parties agree and acknowledge that due to the nature of modern communications (i.e., internet, social media, and the like), advertising and marketing activities conducted via modern communications may extend outside of a designated area despite efforts to only target customers within such a territory. Accordingly, the parties agree that Licensee shall not be in breach of the license granted under Section 2.1(ii) for any such incidental or inadvertent activities so long as it only intentionally advertises or markets within the Territory. As an example, Licensee shall be deemed in compliance with the license granted under Section 2.1(ii) for an internet based advertisement if it includes a disclaimer materially similar to the statement “Product for sale only in [Territory].”

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3. Specifications.

3.1. Generally. Initially, Licensed Product specifications shall be consistent with historical designs and specifications for the products sold under the Brand preceding the date of this Agreement (the “Historical Designs and Specifications”). Thereafter, changes may be requested by Licensor consistent with its own updates to the Brand design and marketing in other jurisdictions and Licensee shall reasonably implement such updates. In such instance, Licensee shall have the right to advertise, market, and sell any then-completed Products that are packaged using the Trademarks. Any other changes requested by Licensee shall be governed by Section 3.2.

3.2. Approvals. If the Licensee wishes to use any Designs for the Licensed Products (including Packaging Designs) other than as provided in Section 3.1 above or any Design it creates, the Licensee shall submit such proposed use or Design to the Licensor or its nominee for its review and written approval. Such submissions shall be made in the form and with all additional material and information as may be required by the Licensor or its nominee from time to time. The Licensee shall make any revisions and carry out any further development work on the Licensed Products as requested by the Licensor or its nominee.

3.3. Pre-Production Samples. Other than for Licensed Products sold using Historical Designs and Specifications, the Licensee shall submit for written approval by the Licensor or its nominee: (a) a mock-up, prototype or pre-production sample of each proposed Licensed Product (the “Product Specifications”), and (b) a mock-up, prototype or pre-production sample of proposed packaging for each proposed Licensed Product, including specifications relating to label placement, package weight, package material, package structure and other package and graphic elements (“Packaging Specifications”). The Licensee shall not commence manufacture or distribution of any proposed Licensed Product or packaging associated therewith until the Licensee has received written approval of all Product Specifications and Packaging Specifications from the Licensor or its nominee. Any samples provided hereunder will only be required to the extent Licensor agrees to comply with applicable rules, regulations and laws, including guidance from the California Department of Cannabis Control which may include quantity limitations.

3.4. Modifications. The Licensee may submit modifications to any Product Specifications, Packaging Specifications or Licensed Products to the Licensor or its nominee at any time for further approval in accordance with Section 3.2 and/or 3.3. With respect to each proposed Licensed Product and each previously approved Licensed Product, Licensee will comply with all of the material submission procedures set forth in Schedule 4 attached hereto (“the “Submission Procedures”).

3.5. Process for Approval or Rejection. The Licensor or its nominee, in its sole discretion, may grant or refuse approval in relation to any Licensed Product, provided it shall not unreasonably withhold its consent to products consistent with historical uses. If approval is refused, Licensor or its nominee shall explain to Licensee its reasons for such refusal. The Licensee acknowledges that the Licensor or its nominee may refuse approval for all new Licensed Products in the final six (6) months of the Term. If any unapproved Product bearing a Trademark is being sold, Licensor or its nominee may, together with any other remedies

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available to Licensor or its nominee, require such Product to be immediately withdrawn from the market and may provide notice of breach to Licensee, it being understood and agreed that Licensee shall have thirty (30) days to cure any such breach. If such breach remains uncured thirty (30) days after such notice has been provided, Licensor may terminate this Agreement effectively immediately upon written notice. Licensor shall use reasonable efforts to provide written notice of its approval or disapproval within ten (10) business days for each of the above stages under this Article 3. The failure to provide approval during the specified time frame shall be deemed disapproval. However, Licensor shall remain obligated to explain to Licensee its reasons for such refusal.

4. Manufacture of Licensed Products.

4.1. Standards. Licensee agrees that in order to preserve and maintain Licensor’s reputation and the goodwill inherent in the Trademarks, the quality of the Licensed Products must meet or exceed (a) industry standards, (b) government standards, (c) Licensee’s own standards for similar products marketed by Licensee and (d) the quality standards set forth in Schedule 2 attached hereto (collectively, the “Standards”). For clarity, all Licensed Products shall adhere to approved Packaging Specifications and Product Specifications and shall comply with the Standards set forth in the attached Schedule 2. The manufacture, packaging and storage of the Licensed Products shall be carried out only at premises reasonably approved by the Licensor or its nominee in writing from time to time. The Licensor or its nominee shall be entitled at any time on two business days’ notice to the Licensee to enter, during regular hours of operation, any premises used by the Licensee or its Manufacturers (or upon no notice for unapproved manufacturers) for the manufacture, packaging or storage of the Licensed Products, to inspect such premises, all plant, workforce and machinery used for manufacture, packaging or storage of Licensed Products and all other aspects of the manufacture, packaging and storage of Licensed Products. The Licensee shall, and shall ensure that its Manufacturers shall, make any changes or improvements to its premises, plant, workforce, machinery and other aspects of the manufacture, packaging and storage of Licensed Products as the Licensor or its nominee may reasonably request.

4.2. Code of Conduct. The Licensee agrees to use, and to ensure that its Manufacturers use, good manufacturing practices in manufacturing, packaging and storing the Licensed Products. Without prejudice to the obligations of the Licensee under Section 9, the Licensee shall, and shall ensure that its Manufacturers shall, comply with the Licensor’s Codes of Conduct, standards and/or brand manuals attached or referenced in Schedule 2 in relation to the manufacture, packaging and storage of Licensed Products, as revised by the Licensor from time to time, and with any new Codes of Conduct issued by the Licensor. The Licensor or its nominee shall supply the Licensee with copies of any relevant revised or new Codes of Conduct or brand manuals which will be preserved by the Licensee and its Manufacturers as confidential information which may not be disclosed to any third party or used for any purpose not otherwise authorized under this Agreement.

4.3. Quality Control; Samples. All Licensed Products manufactured by the Licensee and its Manufacturers shall conform in all respects to the Product Specifications, Packaging

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Specifications, prototype, and mock-up or pre-production sample approved by the Licensor or its nominee pursuant to Section 3.3. The Licensee shall supply a reasonable number of production samples of the first production run for each Licensed Product from each manufacturer to the Licensor or its nominee for the approval of the Licensor or its nominee before commencing distribution of such Licensed Product. Samples will be submitted to the Licensor or its nominee in the form in which the Licensed Product will be supplied via authorized Distribution Channels, complete with all promotional, packaging and tagging materials. Production samples must be approved by the Licensor or its nominee in writing. The Licensor or its nominee will attempt to notify the Licensee within ten (10) working days of receipt with regard to the approval status of such samples. If written approval status is not provided by the Licensor or its nominee, the Licensee shall NOT be permitted to go forward with production of Licensed Product based on such samples. The Licensee shall make any changes or improvements to the Licensed Product required by the Licensor or its nominee and resubmit production samples to the Licensor or its nominee for approval before commencing distribution of the Licensed Product. The Licensee shall provide to the Licensor or its nominee such additional samples of each Licensed Product manufactured by the Licensee as the Licensor or its nominee shall reasonably request. The Licensee shall obtain the prior approval of the Licensor or its nominee for any modification to a production run approved in accordance with this Section 4.3. Any failure by Licensor or its nominee to approve a submission shall be deemed a disapproval of the submission. Any samples provided hereunder will only be required to the extent Licensor agrees to comply with applicable rules, regulations and laws, including guidance from the California Department of Cannabis Control which may include quantity limitations.

4.4. Withdrawals. Subject to the obligations of the Licensee pursuant to Section 9, the Licensee shall, at the Licensee’s own cost, make any modifications to, withdraw or cease production of any Licensed Products at any time if requested in writing by the Licensor or its nominee due to danger to consumer, tarnishment to the brand, infringement claim(s), third-party lawsuit or regulatory action, provided however that instead the Licensee may obliterate or remove the Trademarks, the Designs and any reference to the Licensor and its Affiliates.

4.5. Labelling. Labeling shall be in accordance with Section 12.8. Where required by law or requested by Licensor, Licensee’s name, Affiliate name, trade name (or Licensee’s trademark which Licensee has advised Licensor or its nominee in writing that Licensee is using) and Licensee’s address (at least city and state or province) will appear on permanently affixed labelling on each Licensed Product and, if the Licensed Product is sold to the public in packaging or a container, printed on such packaging or a container so that the public can identify the supplier of the Licensed Product. Additionally, Licensor’s name will appear on the permanently affixed labelling on each Licensed Product along with indication that Licensor is the owner of the Trademark.

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5. Distribution of Licensed Products.

5.1. Efforts to Sell. The Licensee shall actively exercise the rights granted to the Licensee under this Agreement and shall actively market, promote, sell, and distribute the Licensed Products in the Territory. The Licensee shall be entitled to describe itself as the Licensor’s “Authorized Licensee” of Licensed Products but shall not disclose any further information about its relationship with the Licensor, nor hold itself out as the Licensor’s agent or as being entitled to bind the Licensor in any way.

5.2. Channels of Distribution. Subject to the provisions of this Agreement, the Licensee shall sell the Licensed Products only via the Distribution Channels listed in the applicable part of Schedule 1, or as notified by the Licensor from time to time in writing.

5.3. Market Demand. The Licensee shall use its best efforts to promote sales of the Licensed Products throughout the Territory and to satisfy market demand for the Licensed Products in the Territory. The Licensee shall maintain such inventory of the Licensed Products as may be necessary to meet its customers’ requirements.

5.4. Advertising Commitment. Each year of the Term, Licensee shall spend at least four percent (4%) of Net Sales from the sale of Licensed Products during each such year on advertising and promotion for the Licensed Products. Licensee shall promptly provide all information reasonably requested by Licensor to certify compliance with this Section 5.4.

5.5. Date of Distribution. The Licensee shall ensure that each Licensed Product shall be available for purchase by the public in commercial quantities in the Distribution Channels in the Territory by the “Market Date” specified in the relevant part of Schedule 1, or if no date is specified, within six (6) months of the Commencement Date, or as otherwise agreed by the Parties. In this clause, “commercial quantities” shall mean sufficient quantities to meet the demands and fulfil the orders placed by customers in the Distribution Channels in the Territory within a reasonable period of time.

5.6. Approval of Packaging and Advertising. The Licensee shall submit to the Licensor or its nominee for prior written approval and before its use of any Product Packaging and all Advertising Material together with details of the proposed use of such material and all certificates of authenticity. In connection therewith, Licensee shall follow the Submission Procedures and use the submission form attached hereto as Schedule 4. The Licensor or its nominee shall endeavor to approve or reject such material within ten (10) working days with an explanation in case of a rejection unless otherwise specified by the Licensor or its nominee. The failure of the Licensor or its nominee to approve or reject such a submission shall be deemed a rejection thereof; however, Licensor or its nominee shall remain obligated to provide a written explanation for any rejection. The Licensor shall be entitled in its sole discretion to prevent the Licensee from using a particular method or media for promoting the Licensed Products if, in the Licensor’s opinion, such promotion might damage the reputation of the Licensor or the relevant Brands.

5.7. Use of Designs and Suppliers. The Licensor shall make available to the Licensee its standard packaging designs for the products for use by Licensee and shall introduce Licensee to Licensor’s suppliers therefor (to the extent that Licensee is not already aware of the same). Licensee shall use such designs and use all reasonable efforts to use such suppliers.

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5.8. Brand Positioning. The Products shall at all times be positioned in the market as an ultra- premium top tier brand.

6. Compensation and Taxes.

6.1. This is a royalty free license, the consideration for which is stated in a certain Brand Transfer Agreement (this “Agreement”), dated as of even date herewith by and between, on the one hand, TPCO Holding Corp., f/k/a “Subversive Capital Acquisition Corp.”, CMG Partners, Inc., TPCO US Holding LLC, NC3 Systems, Inc, and, on the other hand, SC Branding LLC and Licensor.

6.2. All sales, consumption and other taxes, if any, levied or imposed by law in respect of sums payable under this Agreement shall be borne solely by the Licensee.

7. Accounting Records

7.1. Licensee shall provide to Licensor annual statements of accounting for the Brand including gross sales, price per Licensed Product, and such other information as Licensor may reasonably request to fully understand the financial attributes of the Brand in the Territory.

7.2. The Licensee shall keep complete, accurate and detailed books and records in relation to all of its obligations hereunder including manufacturing inventory and sales records involving the Licensed Products for the Term and for five (5) years thereafter.

8. Advertising, Websites, Social Media.

8.1. Advertising Materials. All Advertising Materials must be approved by Licensor prior to their use in accordance with Section 5.5.

8.2. Website. During the Term, Licensor shall permit the Licensee and assist the Licensee if necessary to post information on Licensor’s brand website relating to the Licensed Products, the specifics of which shall be subject to Licensor’s approval not to be unreasonably withheld or delayed. For the avoidance of doubt such uses will be informational only and will not provide any purchase or other functionality.

8.3. Social Media. During the Term, the Licensee will consider in good faith requests for posts to Licensor’s social media pages for the Brand with specific information pertaining to the Licensed Products.

9. Safety and Compliance with Laws.

9.1. Safety; Recalls. The Licensee warrants and undertakes to the Licensor and its Affiliates that:

9.1.1. each Licensed Product will be safe and free from defect; and

9.1.2. the Licensee shall comply, and shall ensure that its Manufacturers comply, with all applicable laws and regulations, industry regulations, codes of practice and local

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industry practice including without limitation in relation to the design, manufacture, storage, delivery, sale, packaging, labelling, use and safety of the Licensed Products and the design and use of all display, sales, promotional and press material relating to the Licensed Products; and

9.1.3. the Licensee shall (a) promptly notify Licensor of any claim, lawsuit, report or allegation of adverse effects related to any Licensed Product, including, without limitation, any claim, lawsuit, report or allegation of adverse effects which could give rise to a reporting obligation under federal and/or state laws, (b) provide Licensor with copies of any reports or other responses to information requests that Licensee files with the Environmental Protection Agency (“EPA”), the Consumer Product Safety Commission (“CPSC”) or any other governmental agency related to any Licensed Product, in each case within five (5) business days after sending any such reports or submittals to the EPA, CPSC or other governmental agency, and (c) give Licensor prompt notice of all product liability claims involving any Licensed Product.

9.1.4. Licensee shall have the right, subject to prior consultation with Licensor, to take any action it reasonably determines to be appropriate with respect to a Licensed Product, including without limitation, recalling, retrieving or withdrawing a Licensed Product; provided, however, that unless Licensee has been advised by independent outside counsel reasonably acceptable to Licensor that such action is required by applicable law, Licensor shall have the right to approve in advance any proposed Licensed Product recall, retrieval or withdrawal, public announcement or other response prior to Licensee taking any such action if Licensor believes in good faith that such action would have a material adverse effect on the Trademarks or Licensor’s business. If Licensee is deciding whether to withdraw, retrieve or recall a Licensed Product, then Licensee shall (A) promptly provide Licensor with details of the events that gave or are giving rise to the consideration of a possible withdrawal, retrieval or recall, (B) keep Licensor promptly advised of decisions concerning the withdrawal, retrieval or recall, and (C) provide a copy for Licensor’s consent of any draft announcements concerning the proposed recall, retrieval or withdrawal of the affected Licensed Product before making such announcement and, if approved, give Licensor the opportunity to collaborate with Licensee on such announcement. Licensee shall reimburse Licensor for its costs incurred in connection with any withdrawal, retrieval or recall conducted pursuant to this Section.

9.1.5. Notwithstanding Sections 9.1.3 and 9.1.4 above, if Licensee elects not to recall, retrieve or withdraw the Licensed Product or to notify any governmental or regulatory authority, and Licensor continues to have a reasonable and good faith belief that (A) the misbranding, adulteration, or other health or safety risk associated with the Licensed Product is reasonably likely to give rise to significant personal injury or property damage, (B) the Licensed Product contains a material defect or otherwise constitutes a defective product which is reasonably likely to give rise to significant personal injury or property damage, or (C) the manufacturing, promoting, using, selling or distributing of the Licensed Product constitutes a material violation of applicable laws or regulations, then Licensor may demand by notice that Licensee conduct a recall, retrieval or withdrawal of such Licensed Product and/or notify the appropriate governmental or regulatory authorities. In the event of such a remedial demand by Licensor, Licensee shall

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promptly take appropriate steps to affect a recall, retrieval or withdrawal of such Licensed Product in the manner contemplated by the remedial demand. The costs and expenses of any such recall, retrieval or withdrawal of a Licensed Product shall be paid by Licensee. For clarity, Licensor shall have the right to demand by notice that Licensee conduct a recall, retrieval or withdrawal of the Licensed Product if Licensor has a reasonable and good faith belief that the continuance of the sale or distribution of the Licensed Product would have a material adverse effect on Licensor’s Trademark or business; however, if such demand is not due to the reasons set forth in clauses (A), (B) or (C) of this Section 9.1.5, then Licensor shall be responsible for the costs and expenses of any such recall, retrieval or withdrawal of Licensed Product.

9.1.6. Licensee agrees that all consumer complaints shall be handled by, and directed to, Licensee; provided, however, that Licensee shall immediately notify Licensor of all consumer complaints regarding any Licensed Product or Advertising Materials which may affect the reputation, products, marks or business of Licensor. Licensor and Licensee shall confer on how to handle or respond to such complaints; provided, however, that Licensor shall have the right to respond to all such material consumer complaints or inquiries concerning any Licensed Product or Advertising Materials. Licensee agrees to provide a toll-free number for consumer inquiries and complaints. Licensee agrees to handle all complaints in a timely and professional manner and use its best efforts to satisfy customers. Licensee agrees to log all consumer complaints, along with contact information, into a database for tracking purposes. Licensee shall submit a summarized report of complaints monthly. Additionally, from time to time, Licensor may request a report of complaints received and Licensee must provide the report within ten (10) working days of the request.

9.2. Compliance with Laws; Working Conditions. The Licensee warrants and undertakes to the Licensor and its Affiliates that its Manufacturers shall comply with all applicable laws, including those relating to child labor, forced labor, employee rights and discrimination, health and safety at the premises of the Licensee and its Manufacturers, product safety and product liability, consumer protection, data protection and the environment. The Licensor shall be entitled to inspect the premises of the Licensee and its Manufacturers at any time on reasonable notice in order to monitor compliance by the Licensee with this Agreement and this Section 9 in particular.

9.3. Notices of Violation. Without prejudice to the rights and remedies of the Licensor in respect thereof, the Licensee shall notify the Licensor immediately if the Licensee becomes aware of any breach or possible breach of Sections 9.1 and/or 9.2. The Licensee will, at the request of the Licensor, cease production of and withdraw all applicable Licensed Products at the Licensee’s cost in accordance with Section 4.4.

9.4. No Implication by Approvals. Any approval given by the Licensor of, or modifications proposed by the Licensor to, any samples of Products, certificates of authenticity or any packaging, sales, promotional, advertising or other material shall not imply that such samples or material comply with any applicable law or regulation nor that such samples or material do

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not infringe the rights of any person nor derogate from the obligations of the Licensee under this Section 9.

9.5. Changes in Law. The Licensee shall notify the Licensor of any material changes in the applicable laws and regulations in the United States relating to the operation, marketing and sale of the Licensed Products and shall forthwith notify the Licensor if it becomes aware that the Licensor, the Licensee or the Manufacturers are or may be in material breach of any of those laws or regulations.

10. Manufacturers.

10.1. Manufacturer Requirements. The Licensee shall be entitled to sub-contract the right to grow, cultivate, manufacture and/or assemble Licensed Products, components of Licensed Products, labels, packaging and other items related to the Licensed Products for supply back to the Licensee and to authorize its Manufacturers to appoint their own Manufacturers, provided that prior to appointing any Manufacturer:

10.1.1. the Licensee provides the Licensor with all information and copy documents reasonably requested by the Licensor in relation to each Manufacturer;

10.1.2. the Licensee submits the Registration of Manufacturer Agreement attached hereto as Schedule 3 which shall be promptly updated should they cease doing business with a particular Manufacturer or begin doing business with a new Manufacturer;

10.1.3. the Manufacturer signs the Licensor’s Codes of Conduct set forth in Schedule 5, and enters into any other written agreements as required by the Licensor and provides Licensor with a copy of such documents; and

10.1.4. the Licensee complies with all other reasonable requests made by the Licensor in relation to the proposed Manufacturer.

10.2. Commitments to Abide by Agreement. The Licensee shall ensure that each Manufacturer complies with all relevant provisions of this Agreement including, without limitation, Sections 4, 9, 10, 11 and 12 and, without prejudice to any other rights or remedies of the Licensor, the Licensee shall, at the Licensor’s request, terminate or procure the termination of the contract of any Manufacturer which fails to comply with such provisions. The Licensee shall provide the Licensor with a Registration of Manufacturer Agreement for all Manufacturers. The Licensee shall ensure that any Manufacturer whose contract has expired or terminated shall cease manufacture of Licensed Products forthwith. The Licensee shall ensure that any Manufacturer whose contract has expired or terminated shall return to Licensor all molds and the like used in the manufacture of such Licensed Products except to the extent their represent the Intellectual Property Rights of Licensee. The Licensee shall notify the Licensor if any Manufacturer ceases to manufacture Licensed Products for any reason.

10.3. No Agency. The Licensee will act as principal and not as agent for the Licensor in all contracts with Manufacturer. The Licensee shall ensure that each Manufacturer complies with the

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provisions of its Agreement with the Licensee. The Licensee shall be fully responsible for the acts and omissions of its Manufacturer as if they were the acts and omissions of the Licensee.

11. Distribution.

11.1. Distributor Requirements. Licensee shall be entitled to use third party distributions (“Distributors”) to distribute, advertise and sell Licensed Products in the Territory provided that prior to appointing any Distributor:

11.1.1. Licensee provides the Licensor with all information and copies of documents reasonably requested by the Licensor in relation to the Distributor;

11.1.2. the Distributor signs the Licensor’s Codes of Conduct and enters into any other written agreements as required by the Licensor and provides Licensor with a copy of such documents; and

11.1.3. Licensee complies with all other reasonable requests made by the Licensor in relation to the proposed Distributor.

11.2. Distributor Compliance. Licensee shall ensure that Distributor complies with all relevant provisions of this Agreement and, without prejudice to any other rights or remedies of the Licensor, Licensee shall, at the Licensor’s request, terminate or procure the termination of the contract of any Distributor which fails to comply with such provisions. During the Term of this Agreement, Licensee guarantees that no Distributor will distribute any products that are confusingly similar to the Licensed Products. Licensee shall ensure that any Distributor whose contract has expired or terminated shall cease distribution of Licensed Products forthwith and return to Licensor all Intellectual Property Rights relating to such Licensed Products and all confidential information of Licensor and Licensed Product information, advertising, sales and packaging for such Licensed Products. Licensee shall notify the Licensor if any Distributor ceases to distribute Licensed Products for any reason.

11.3. No Agency. Licensee will act as principal and not as agent for the Licensor in all contracts with Distributor. Licensee shall ensure that each Distributor complies with the provisions of its Agreement with Licensee. Licensee shall be fully responsible for the acts and omissions of its Distributor as if they were the acts and omissions of Licensee. Licensee shall provide the Licensor with copies of distribution agreements for all Distributors. Licensee shall ensure that any Distributor whose contract has expired or terminated shall cease distribution of Licensed Products forthwith and return destroy or return to Licensee all advertising materials relating to the Licensed Products. Licensee shall notify the Licensor if any Distributor ceases to distribute Licensed Products for any reason.

12. Intellectual Property Rights.

12.1. Ownership. All Intellectual Property Rights in the Product Know-How, Designs and the Trademarks (and related Brands) and otherwise subsisting in or relating to the Licensed Products are exclusively owned by and reserved to the Licensor and its Affiliates. The Licensee shall have

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no right or interest in such Intellectual Property Rights except as expressly provided by this Agreement, and all rights not expressly granted to the Licensee are reserved to the Licensor and/or its Affiliates. The Licensee shall not, and shall ensure that its Manufacturer and Distributors shall not, use the Trademarks or the Designs (or any of Licensor’s other Intellectual Property Rights) in any manner likely to suggest that the Licensee is the owner thereof and the Licensee shall not, and shall ensure that its Manufacturer shall not, make any applications to register the Trademarks or the Designs without the prior written approval of the Licensor, which may be refused in Licensor’s sole discretion for any reason. Licensee shall neither use nor adopt any trademark, trade name, trade dress design, logo, or symbol which is similar to or likely to be confused with any of the Trademarks Designs or any Licensed Product trade dress. All goodwill arising as a result of the use of the Trademarks by the Licensee and its Manufacturer and Distributors pursuant to this Agreement shall accrue to the benefit of the Licensor and its Affiliates. The Licensee shall use reasonable efforts to preserve and maintain the goodwill and reputation attached to the Trademarks.

12.2. Assignment. If, notwithstanding Section 12.1, any Intellectual Property Rights subsisting in or relating to the Licensed Products does vest in the Licensee, the Licensee hereby unconditionally and irrevocably assigns to the Licensor,(and Licensee shall ensure its Authorized Manufacturers and Authorized Distributors shall assign to Licensor by including related provisions it its agreements with each such entity), all right, title and interest in and to all such Intellectual Property Rights. To the extent that this Section 12.2 is not effective to assign such rights, the Licensee shall hold such rights in trust for the Licensor and Licensee hereby irrevocably grants to Licensor an exclusive license to all such Intellectual Property Rights to use and otherwise exploit without restriction. The Licensee and its employees and their employees, shall execute (and Licensee shall ensure its Authorized Manufacturers and Authorized Distributors shall execute, by including related provisions it its agreements with each such entity), all documents and do all things reasonably requested by the Licensor to give effect to this Section 12.2. All uses of the Trademarks by Licensee and its Manufacturers and Distributors shall inure to the benefit of Licensor. Licensor shall own all Intellectual Property Rights created by such uses. The parties understand and agree that all work performed by the Licensee and each Manufacturer and Distributor under this Agreement (or under any separate agreement between Licensee and each such Authorized Manufacturer and each such Authorized Distributor) in connection with the Licensed Products, the Trademarks and on all copyrightable works (“Copyrights”) relating to the Trademarks or Licensed Products, including without limitation, Advertising Material, trade dress, Packaging and packaging graphics, and web site content and social media content, shall be deemed a “work made for hire” (within the meaning of 17 U.S.C. Section 101 of the US Copyright Act) and, as such, shall be owned by and for the benefit of the Licensor. In the event that it should be determined that any such contributions are not a “work made for hire”, or to the extent Licensee acquires any rights to any of the Copyrights or Trademarks, the Licensee will and does hereby assign to the Licensor (and Licensee shall ensure its Manufacturers and Distributors shall assign to Licensor by including related provisions it its agreements with each such entity), all right, title and interest, on a worldwide basis, in and to such Copyright, Trademarks, “new works”, “derivative works” and/or joint works” heretofore or hereafter created using any of the Trademarks or Copyrights in media and in all forms including, but not limited

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to, all copyright, trademark and proprietary rights relating thereto and will execute all documents reasonably required to perfect such rights. In the event that any personnel are not employees of the Licensor or the Manufacturer or Distributor, the Licensee agrees to provide the Licensor with an agreement that between Licensee and such personnel that includes an assignment of rights reasonably satisfactory to the Licensor whereby such personnel assign all rights in the Intellectual Property Rights to the Licensor prior to such personnel beginning work hereunder or beginning any work that involves or is related to any of the Licensed Trademarks or Licensed Products. The Licensee hereby agrees to perform such acts as the Licensor may request, at the Licensor’s reasonable expense (such expense to be actual and reasonably incurred by the Licensee), in order to protect or confirm the Licensor’s or its Affiliate’s interests in any of the Intellectual Property Rights or other related rights as provided for under this Agreement.

12.3. Use of Property. In using the Intellectual Property Rights in the Product Know-How, Designs and the Trademarks (and related Brands) and in the Licensed Product, the Licensee shall, and shall ensure that its Manufacturers and Distributors shall, abide by all instructions and guidelines issued by the Licensor from time to time. No other company names, logos, trademarks or brands shall be used on or in relation to the Licensed Products or any promotional, sales or advertising material for the Licensed Products except with the Licensor’s prior express, written approval. The Licensed Products shall not be bundled with, or conditioned upon, the sale or disposition of any other products or services.

12.4. Labeling. The Licensee shall ensure that wording accompanies each use of the Trademarks and the Designs, indicating that such Trademark or Design is a Trademark or Design of the Licensor or its Affiliates or that copyright in the Designs vests in the Licensor or its Affiliates, as applicable, and that such Trademark or Design is used under license from the Licensor, in accordance with Schedule 1 and Schedule 3, or as otherwise directed by the Licensor. The Licensee shall comply with intellectual property marking requirements in all states of the United States and of the United States itself and all countries and jurisdictions in the Territory in which it markets and sells Licensed Products as well as all other reasonable requests of the Licensor concerning the protection of its Intellectual Property Rights.

12.5. Notice of Unauthorized Use. The Licensee shall immediately advise the Licensor if it becomes aware of any unauthorized use of the Trademarks or the Designs or any other Intellectual Property Rights of Licensor, or of any confusingly similar mark or design by any person or of any claim that the Licensed Products infringe the Intellectual Property Rights, moral or other rights of any third party. The Licensor will take such action in relation to any such unauthorized use or claim, as the Licensor shall determine at its sole discretion. The Licensor shall have absolute control over any such actions or proceedings. The Licensee shall take no action in relation to such unauthorized use or claim without the prior written approval of the Licensor. The Licensee shall co-operate fully with all reasonable requests made by the Licensor in relation to any action taken by the Licensor over such unauthorized use or claim (including without limitation by joining in any such proceedings as co-plaintiff). The Licensor shall be entitled to retain any monetary recovery obtained from any infringer of any unauthorized use of the Trademarks or other Intellectual Property Rights of Licensor.

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12.6. Assurances. The Licensee shall not, and shall ensure that its Manufacturers and Distributors shall not, manufacture or distribute :

12.6.1.1. any items bearing designs, names or logos which are substantially or confusingly similar to the Trademarks and/or the Designs; or

12.6.1.2. any items incorporating any of the Intellectual Property Rights of the Licensor or its Affiliates other than as expressly authorized pursuant to this Agreement.

12.7. Copyright Notices. As a condition to the grant of rights hereunder, each Licensed Product and any other matter containing Licensor’s Intellectual Property Rights shall bear a properly located permanently affixed copyright notice in Licensor’s name, or such other notice as Licensor specifies to Licensee in writing. Licensee will comply with such instructions as to form, location and content of the notice as Licensor may give from time to time. If through inadvertence or otherwise, a copyright notice on any Licensed Product or other such matter should appear in Licensee’s name or the name of a third party, Licensee hereby irrevocably assigns to Licensor the copyright represented by any such copyright notice in Licensee’s name and, upon request, cause the execution and delivery to Licensor of whatever documents are necessary to convey to Licensor that copyright represented by any such copyright notice (and Licensee shall ensure that its Manufacturers and Distributors shall assign such rights by including related provisions it its agreements with each such entity). If, by inadvertence, a proper copyright notice is omitted from any Licensed Product, Licensee agrees at Licensee’s expense to use all reasonable efforts to correct the omission on all such Licensed Products.

12.8. No Co-Branding or Bundling. To preserve Licensor’s identification with Licensor’s Licensed Products, Licensee agrees to associate the name of Licensee and/or one of its Affiliate, with the Licensed Products or the Trademarks Advertising Materials only in a manner that will avoid confusion between Licensee and Licensor by the public. If Licensee wishes to use Licensee’s trademark on the Licensed Products or their Packaging, on Advertising Materials, or otherwise in connection with the Licensed Products, Licensee agrees to obtain Licensor’s prior written permission. The Licensor agrees that the Licensed Products may be sold alongside other products on websites and in stores, however Advertising Materials (including those to satisfy the advertising commitment in Section 5.4) shall not feature products other than the Licensed Products.

12.9. Right to Register the Brand IP. Licensor shall have the right, in its sole discretion, to (a) file trademark, trade dress, copyright, logos, graphical designs and other applications in the Territory or elsewhere related to the use or proposed use by Licensee or any Manufacturer or Distributor of any of the Trademarks and (b) record this Agreement (or a redacted form thereof) in the US Patent & Trademark Office and any other state or foreign governmental office of applicable governance. Such filings and/or recordation of this Agreement shall be made in the name of Licensor or in the name of any third party selected by Licensor. As and to the extent requested by Licensor, Licensee shall assist Licensor at Licensor’s expense (except as provided otherwise in this Section) in connection with Licensor’s efforts to procure, protect and defend any of its rights in the Trademarks, file and prosecute any trademark application, copyright application, or other applications for the Trademarks, record or cancel the recordation of this Agreement, and publish any notices or perform any other act with respect to the Trademarks, including, without

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limitation, prevention against any unauthorized use thereof that Licensor deems necessary or desirable in its sole discretion. For the purposes described in this Section 12.9, Licensee shall supply to Licensor, free of cost to Licensor, such samples, containers, labels and similar materials as may be reasonably required in connection with any such actions. Licensee shall not file any applications for the Trademarks or for trademarks Licensor deems confusingly similar thereto, without the express written consent of Licensor.

13. Confidential Information.

13.1. Confidential Information. Subject to the provisions of this Section 13, the Parties shall ensure that their employees, agents and Affiliates (and in the case of Licensee) its Manufacturers and Distributors shall, keep confidential and not disclose to any person any information whether written or oral and in whatever medium which comes into its possession and relates to the business, products, financial and management affairs, customers, employees or authorized agents, plans, proposals, strategies or trade secrets of the other Party or any of their agents and Affiliates and any other information of a confidential nature of either Party or any or their employees, agents and Affiliates (together the “the Confidential Information”).

13.2. Non-Disclosure. The Parties shall not, and shall ensure that their respective employees, agents and Affiliates shall not, use, copy or disclose any of the Confidential Information except as reasonably needed in the course of exercising the rights granted hereunder.

13.3. Exceptions. The Parties shall only disclose the Confidential Information to those of its employees, agents and Affiliates and Manufacturers and Distributors to the extent that they need to know the same in order to exercise the rights granted hereunder and provided that those employees, agents and Affiliates and Manufacturers and Distributors are bound by written obligations of confidentiality and non-use in favor of the respective Party and such obligations apply to the Confidential Information disclosed to them. Furthermore, the provisions of Sections 13.1 and 13.2 3 shall not apply to any of the Parties’ information which:

13.3.1. is or becomes generally available to the public other than as a result of any act or omission of the receiving Party;

13.3.2. after the date of this Agreement comes into the possession of the receiving Party and is received from a person lawfully in possession of the information and owing no obligation of confidentiality to the disclosing Party or any of its Affiliates in respect of the information; or

13.3.3. is required to be disclosed by the receiving Party by any court or governmental or administrative authority competent to require disclosure.

14. Indemnity and Limitation of Liability.

14.1. Licensee Indemnity. The Licensee shall defend, indemnify and hold harmless the Licensor, Licensor’s Affiliates, its officers, directors, agents and employees from and against all third party claims giving rise to damages, costs, claims, losses and expenses (including reasonable

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legal expenses) incurred by the Licensor, its Affiliates, officers, directors, agents and employees arising out of or in connection with:

14.1.1. the manufacture, sale, or marketing of the Licensed Products including any claims founded on product liability or for any resulting product recall or any defect in the Licensed Products, whether such defect is latent or obvious and whether or not such defect was present in any sample approved by the Licensor;

14.1.2. any claim that the manufacture, sale, possession or use of any of the Licensed Products infringes the Intellectual Property Rights, moral or other rights of any third party (except to the extent that such claim falls within Section 14.3 below) only to the extent such alleged infringing Design derives from Licensee;

14.1.3. Any information provided by its under Section 8.2 or 8.3 for posting on Licensor’s websites or social media pages; or

14.1.4. any actions or inactions taken by Licensee or its Manufacturers or Distributors during the Term of this Agreement, including any breach of the representation and warranties contained in this Agreement.

14.2. Notice and Process. The Licensee shall immediately notify the Licensor of any such claim and shall keep the Licensor informed of the action taken by the Licensee in connection with the indemnification provision of Section 14.1. Any settlement of a claim must be approved in writing by the Licensor prior to the execution of any settlement agreement, where such approval shall not be unreasonable withheld or delayed so long as (i) such settlement is a cash settlement fully paid by Licensee and (ii) requires no admission of liability or restriction or action by Licensor. Licensor shall have the right to defend any claim for which indemnification is provided under Section 14.1 above and be indemnified by Licensee as provided in such Section. Licensee shall cooperate with Licensor in connection with any such claim defended by Licensor, as and to the extent requested by Licensor. Alternatively, if Licensor elects, in its sole discretion, to permit Licensee to defend any claim for which indemnification is provided under Section 14.1 above, then (i) Licensee agrees promptly to notify and keep Licensor fully advised with respect to such claim and the progress of any suit relating thereto; (ii) Licensor shall have right to approve any attorney selected by Licensee to defend such claim, which approval shall not be unreasonably withheld or delayed, and (iii) Licensee shall not settle such claim or suit without the prior written approval of Licensor, which shall not be unreasonably withheld; provided, however, that if at any time Licensee fails to actively and in good faith defend such claim, then Licensor may, upon written notice to Licensee, assume control of such defense (and in connection therewith be indemnified by Licensee as provided in Section 14.1 above).

14.3. Licensee Indemnity. Provided that the Licensee has complied with Section 14.1 above and the other provisions of this Agreement, the Licensor shall defend, indemnify and hold harmless the Licensee from and against damages, costs, claims, losses and expenses (including reasonable legal expenses) incurred by the Licensee as a result of any claim that the Licensee's approved use of the Trademarks or the Designs or Intellectual Property Rights owned by Licensor infringe the Intellectual Property Rights, moral or other rights of any third party in the Territory.

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This Section 14.3 shall not apply in respect of any Trademarks or Design uses which have been modified or altered in any material way by the Licensee, regardless of any approval given by the Licensor to such modifications or alterations. Licensee shall not, in any case, be entitled to recover for lost profits or consequential damages.

15. Warranties.

15.1. By Licensee. The Licensee represents and warrants that it has and will have the right to manufacture, sell and distribute the Licensed Products; that it will use its commercially best efforts to promote, market, sell and distribute the Licensed Products; and that it will take no action that will damage Licensor or the Trademarks or any other Intellectual Property Rights of the Licensor or any of its Affiliates; and that it shall cause all Manufacturers and Distributors to enter into agreements that contain applicable provisions required in Sections 4 and 5 of this Agreement.

15.2. By the Parties. Each Party represents, warrants and covenants that neither its execution of this Agreement nor the performance of its obligations under this Agreement:

15.2.1. violates any provision of law or any judgment, writ, injunction, order or decree or any court or governmental authority having jurisdiction over it;

15.2.2. results in or constitutes a material breach or material default under any contract, commitment or restriction to which it is bound; or

15.2.3. requires any consent, vote, or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each Party represents, warrants and covenants that it has the full right and authority to enter into this Agreement, and it has and shall continue to have through the Term of this Agreement, the full right and authority to perform its obligations.

15.3. Each Party agrees that the representations, warranties and covenants set forth herein have induced the Parties to enter into this Agreement.

16. Liability.

16.1. Limitations. The Licensee acknowledges that the Licensor gives no warranties of any nature in relation to the Licensed Products except as expressly set out in this Agreement. The Licensor shall not be liable to the Licensee for indirect or consequential, incidental or punitive damages incurred by the Licensee in connection with this Agreement or the Licensed Products or any other Intellectual Property Rights licensed under this Agreement including, without limitation, loss of profit, business opportunity or anticipated saving, even if Licensor has been advised of the possibility of such damages. Because some states and jurisdictions do not allow for the exclusion or limitation of liability for consequential, incidental, or punitive damages, in no event shall such damages or liabilities of Licensor exceed One-Hundred (US $100.00) dollars.

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16.2. Exceptions. Nothing in this Agreement shall operate to exclude or restrict either Party’s liability for:

16.2.1. death or personal injury resulting from its own negligence; or

16.2.2. its own fraud or deceit or intentional misconduct.

17. Duration and Termination.

17.1. Term. This Agreement shall come into effect on the Commencement Date and continue in force for the duration of the Term unless terminated in accordance with Section 17.2 or extended by amendment as per Section 21.

17.2. Termination by Notice by the Licensor. Without prejudice to any other action or remedy to which the Licensor may be entitled against the Licensee, the Licensor shall be entitled at any time to terminate this Agreement forthwith upon written notice to the Licensee with a reasonable period to cure or as otherwise specified in this Section 17.2 if any of the following events occur:

17.2.1. the Licensee fails to make any Licensed Product available to the public in commercial quantities by the Market Date in accordance with Section 5.5;

17.2.2. the Licensee fails to pay in full any amounts which have become due under this Agreement within thirty (30) days of receiving notice from the Licensor of such failure to pay and demanding such payments;

17.2.3. the Licensee disputes the validity or scope of the rights of the Licensor and/or its Affiliates in relation to the Trademarks, the Designs or any other Intellectual Property Rights of the Licensor or its Affiliates;

17.2.4. the Licensee manufactures or distributes items incorporating any Intellectual Property Rights of the Licensor or its Affiliates other than as expressly authorized pursuant to this Agreement and fails to withdraw such merchandise within fifteen (15) days of written notice from the Licensor requiring such withdrawal and if such merchandize cannot be reasonably withdrawn in fifteen (15) days, fails to withdraw such merchandise as soon as commercially reasonable;

17.2.5. the Licensee appoints a Manufacturer who has not registered and signed the Licensor’s Codes of Conduct in accordance with Section 10.1;

17.2.6. the Licensee delivers Licensed Products outside the Territory or knowingly sells Licensed Products to a third party for delivery outside the Territory;

17.2.7. without prejudice to Sections 17.2.1 to 17.2.6, if the Licensee commits a breach of any term of this Agreement and, where such breach is capable of remedy, the

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Licensee fails to remedy such breach within thirty (30) days of the Licensor serving notice requiring the Licensee to do so;

17.2.8. the Licensee enters into liquidation, ceases or threatens to cease carrying on business, becomes insolvent, is deemed unable to pay its debts, an order is made or a resolution passed for the winding up of the Licensee (other than for the purpose of a solvent scheme of reconstruction or amalgamation), a liquidator, administrative receiver, receiver or trustee is appointed in respect of the Licensee's business, the Licensee makes a voluntary arrangement with its creditors, or any similar action or analogous event occurs in any jurisdiction;

17.2.9. the Licensee’s shares cease to be publicly traded;

17.2.10. the Licensee is prevented from exercising the rights granted to the Licensee pursuant to this Agreement for any reason (other than breach by Licensor) for a continuous or aggregate period of twelve (12) weeks during the Term; or

17.2.11. if the continuing performance of this Agreement, would in Licensor’s reasonable opinion upon advice of counsel subject it to any action for illegality or unlawfulness of this Agreement; or

17.2.12. if during the Term of the Agreement, the Licensee (or any of its senior level management) is convicted of a crime or engages in any actions which may, in Licensor's reasonable discretion, bring Licensor under ridicule, contempt, scandal, or public disrepute, or which shock, insult, or offend the people of the Territory or any class or group thereof or reflects unfavorably upon Licensor.

17.3. Termination by Notice by the Licensee. Without prejudice to any other action or remedy to which the Licensee may be entitled against the Licensor, the Licensee shall be entitled to terminate this Agreement upon written notice to the Licensor if during the Term of the Agreement the Licensor (or any of its senior level management) is convicted of a crime or engages in any actions which may, in Licensee's reasonable discretion, bring Licensee under ridicule, contempt, scandal, or public disrepute, or which shock, insult, or offend the people of this Territory or any class or group thereof or reflects unfavorably upon Licensee. For the avoidance of doubt, no return of consideration shall occur in such event, but additional obligations under this Agreement shall cease.

17.4. Consequences of Termination. On expiration or termination of this Agreement for any reason:

17.4.1. The Licensee shall within thirty (30) days of the date of termination or expiration pay to the Licensor all outstanding sums due to the Licensor under this Agreement;

17.4.2. The Licensee shall, and shall procure that its Manufacturer shall, immediately cease manufacture of all Licensed Products, unless otherwise agreed by the Licensor in writing;

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17.4.3. The Licensee shall, and shall procure that its Manufacturer shall, either destroy or deliver to the Licensor, as the Licensor shall direct, all artwork, drawings, software, molds, and other materials used by the Licensee in connection with the development and manufacture of the Licensed Products or which bear the Trademarks or incorporate the Designs.

17.4.4. The Parties shall return all Confidential Information provided by the other Party.

17.4.5. To the extent lawful, the Licensor (or its designee) may elect to purchase all or part of the Licensee's inventory of unsold Licensed Products and components of Licensed Products (whether finished or not) upon termination or expiry of this Agreement, or at the end of any further sale period pursuant to Section ?? at sixty (60%) off the wholesale price for such Licensed Products and components. And if the Licensor does not wish to purchase all of the Licensee’s inventory of unsold Licensed Products and components of Licensed Products, the Licensee shall ensure that, within two (2) weeks of receiving notice from the Licensor pursuant to Section 17.4, the Trademarks, the Designs and any references to the Licensor and its Affiliates are obliterated from any remaining Licensed Products to the satisfaction of the Licensor and at the Licensor’s sole discretion or, if obliteration is not possible in the opinion of the Licensor, such Licensed Products shall be destroyed.

17.5. Survival. The provisions of the following clauses shall continue in full force and effect following expiry or termination of this Agreement: 1, 6, 7, 9, 10.2, 10.3, 11.2, 11.3, 12, 13, 14, 15, 16, 17, 20, and 23 through 29. All rights and remedies accrued by either Party in respect of any breach of this Agreement prior to the termination or expiration of this Agreement shall continue notwithstanding the termination or expiry of this Agreement.

17.6. Equitable Relief. The Licensee acknowledges that the Licensor will have no adequate remedy at law if the Licensee continues to perform services under this Agreement upon the expiration or termination thereof. The Licensee acknowledges and agrees that, in addition to any and all other remedies available to the Licensor, the Licensor shall have the right to have any such activity by Licensee restrained by equitable relief, including, but not limited to, a temporary restraining order, preliminary injunction, or such other alternative relief as may be appropriate, without the necessity of the Licensor of having to post a bond. If Licensor terminates this Agreement pursuant to this Section 17, Licensee shall not be permitted to seek injunctive relief to contest Licensor’s determination that a termination event has occurred or to otherwise affect Licensor’s full and absolute control of the Licensed products and the Trademarks; provided however, Licensee may bring an action for damages, but prior to and during such action, Licensor shall have full and absolute control over the Licensed Products and the Trademarks.

18. Force Majeure.

18.1. Generally. If a Party (the “Affected Party”) is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event (defined below), the Affected Party’s obligations under this Agreement are suspended while the Force Majeure Event continues and to the extent that it is prevented, hindered or delayed. In conjunction with Section 8.4, if performance of any obligation under this Agreement is

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prevented, hindered, or delayed for more than thirty (30) days due to a Force Majeure Event, the Agreement may be terminated by the Non-Affected Party.

18.2. Definition. “Force Majeure Event” means an event beyond the reasonable control of the Affected Party and unknown to the Affected Party at the date of this Agreement, including, without limitation, strike, lock-out, labor dispute, (but excluding strikes, lockouts and labour disputes involving employees of the Affected Party or its manufacturers) act of God, terrorism, war, riot, civil commotion, act of malice (but excluding acts of malice involving the employees of the Affected Party or its manufacturers) accident, fire, flood, storm, pandemic (e.g, COVID 19), and epidemic.

19. Insurance.

19.1. Insurance Required. Licensee agrees to obtain, at its own cost, from an insurance company with a rating by A.M. Best of A- or better, and class VIII or better, the insurance described in Sections 19.2 and 19.3 below, and to maintain that insurance during the Term and until the later to occur of the following: (i) Licensed Products are no longer offered for sale to end users, or (ii) two (2) years have elapsed after the termination or expiration date of this Agreement. Before the sale of any Licensed Products, Licensee shall furnish Licensor with a certificate of insurance evidencing the insurance coverages required under this Section 19 and confirming that Licensor has been named as an additional insured on such policies, and that such insurance shall not be cancelled, non-renewed, or materially modified without thirty (30) days prior written notice to Licensor. The policy certificates shall be delivered to the Licensor’s designated representative. Licensee also agrees to maintain in full force and effect at all times while this Agreement and any Schedule(s) entered into hereunder are in effect such Worker’s Compensation Insurance as is required by applicable provincial or state law and, if Licensee is a U.S.-based licensee, Employer’s Liability Insurance with minimum limits of one million dollars (U.S. $1,000,000.00) per occurrence.

19.2. Commercial General Liability Insurance. Licensee's Commercial General Liability Insurance shall specifically provide coverage for products and completed operations, advertising liability and contractual liability covering any and all losses, claims, demands, causes of action and settlements, including attorneys’ fees, with a minimum limit of Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate, with a deductible not in excess of One Hundred Thousand Dollars ($100,000), unless a higher retention is approved in advance and in writing by Licensor.

19.3. Umbrella Liability Insurance Coverage. Licensee may provide (during the period described in Section 12(a) above) an umbrella liability policy as evidence of additional limits to meet the general liability insurance requirement in Section 19.2.

19.4. Primary Insurance. Licensee's policies shall be primary and non-contributory as to any other valid and collectible insurance policy available to Licensor.

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20. Entire Agreement. This Agreement and any confidentiality agreement between the Parties constitute the entire understanding between the Parties with respect to its subject matter and supersede all other prior agreements, standard terms, negotiations and discussions between the Parties relating to it. The Parties confirm that they are not relying on any representation, term or understanding which is not expressly set out in this Agreement. In the event of any conflict between the provisions of any confidentiality agreement between the Parties and this Agreement, the provisions of this Agreement shall prevail.

21. Amendment. Except as expressly provided in this Agreement, no amendment or variation of this Agreement shall be effective unless it is in writing and signed by the duly authorized representative of each of the Parties.

22. Assignment and Sub-Licensing.

22.1. Except as expressly provided in this Agreement, in particular at Section 2.2 relating to right to sub-license, Section 10 relating to the use of third party Manufacturers and Section 11 with respect to the use of Distributors, the Licensee shall not without the prior written consent of the Licensor assign, transfer, charge, sub-contract, sub-license or otherwise deal with this Agreement or its rights under this Agreement or purport to do any of the same. Notwithstanding the foregoing, Licensee has the right to assign or transfer this Agreement or its rights in this Agreement to an Affiliate provided any such transfer shall not constitute a novation as to Licensee’s obligations hereunder and each of Licensor and assignee shall be responsible for performance by Licensee hereunder.

22.2. The Licensor shall be entitled to assign this Agreement and any of its rights and obligations under this Agreement to any person.

23. Waiver. The failure of a Party to exercise or enforce any right under this Agreement shall not be deemed to be a waiver of that right, and will not operate to bar the exercise or enforcement of it at any time or times thereafter.

24. Severability. If any part of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

25. Notices. Any legal notice given under this Agreement shall be in writing and shall be served by delivering the notice by pre-paid courier or registered mail to the address(es) and contact name(s) for each Party as set out below, or to such other address and/or name(s) as either Party notifies to the other in writing (email being sufficient) from time to time. Any such notice shall be deemed to have been received at the time of delivery.

If To Licensor:	If To Licensee:
Mother Room LLC	TPCO US Holdings LLC
1550 Leigh Avenue
San Jose CA 95125

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26. Interpretation. In this Agreement:

26.1. headings are given for ease of reference only and shall not affect interpretation;

26.2. references to any person shall include individuals and also bodies corporate, unincorporated associations and partnerships;

26.3. the recitals and Schedules shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement; and any reference to a clause and the Schedules shall be to a clause of and the Schedules to this Agreement.

27. Governing Law and Jurisdiction. The construction and performance of this Agreement shall be governed by the internal, substantive laws of the State of New York without regard to its choice of law rules and each party submits to and agrees to bring all claims under this Agreement in the exclusive jurisdiction of the Federal or State Courts of New York.

28. Agreement binding on Successors. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

29. No Joint Venture. Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ACCEPTED & AGREED:	ACCEPTED & AGREED:

LICENSOR:	LICENSEE:

MOTHER ROOM, LLC	TPCO US HOLDINGS LLC

/s/ Desiree Perez	/s/ Troy Datcher
Signature	Signature

Name:	Desiree Perez	Name:	Troy Datcher

Title:	Authorized Signatory	Title:	CEO

Date:	December 29, 2022	Date:	December 29, 2022

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Execution Version

SCHEDULE 1 - Main Commercial Terms

Brand	Monogram
Trademarks	The trademarks listed in table below.
Products

Consumable Cannabis Products

For purposes hereof, the term “Cannabis” shall mean consumable or topical cannabis, hemp, marijuana, CBD, THC and any other cannabinoids or any synthetic (i.e., human-made) productions of the foregoing, including, without limitation, flower, pre-rolls, vape, extracts, concentrates and specialty beverages and edibles, and related products and accessories which are competitive with the products sold by TPCO or its affiliates as of the date hereof.

Territory	(i) for the first six months of the Term the states of Maryland and California only, and for the remainder of the Term, the State of California only.
Market Date (Section 5.4)	March 15, 2023
Royalty	n/a
Sell-Off Period	n/a
Authorized Distribution Channels	All lawful wholesale and retail in the Territory

Trademarks

Mark	App. No.	Authority	Type	Reg. No.	Class No. and Description
MONOGRAM	88733895 12/19/19	United States (USPTO)	Standard Character Mark	N/A Pending ITU	34 - Hemp cigarettes comprised of lawful hemp with a delta-9 tetrahydrocannabinol (THC) concentration of not greater than 0.3 percent on a dry weight basis
MONOGRAM	88283255 1/13/2019	United States (USPTO)	Logotype	5912650 11/19/19	41 - Educational and entertainment services, namely, providing a website featuring information in the nature of current events about cannabis, the cannabis industry, and products containing cannabis
MONOGRAM	88283234 1/30/19	United States (USPTO)	Standard Character Mark	5953275 1/7/20	41 - Educational and entertainment services, namely, providing a website featuring information in the nature of current events about cannabis, the cannabis industry, and products containing cannabis
MONOGRAM OG	88733888 12/19/19	United States (USPTO)	Standard Character Mark	N/A Pending ITU	34 - Hemp cigarettes comprised of lawful hemp with a delta-9 tetrahydrocannabinol (THC) concentration of not greater than 0.3 percent on a dry weight basis
MONOGRAM	97267665 2/15/22	United States (USPTO)	Standard Character Mark	N/A Pending ITU	009- Downloadable files authenticated by non- fungible tokens featuring cannabis and cannabis goods
035 - Retail store services, namely, providing downloadable files authenticated by non-fungible tokens featuring cannabis and cannabis good
041 Entertainment services, namely, providing files authenticated by non-fungible tokens featuring cannabis and cannabis goods, and providing digital environments in which to use the files
MONOGRAM	97591641 9/14/22	United States (USPTO)	Standard Character Mark	N/A Pending ITU	34 - Ashtrays; Cigarette lighters; Cigarette rolling papers; Cigarette tubes; Tobacco grinders
MONOGRAM OG	88733888 12/19/19	United States (USPTO)	Standard Character Mark	N/A Pending ITU	34 - Hemp cigarettes comprised of lawful hemp with a delta-9 tetrahydrocannabinol (THC)

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				concentration of not greater than 0.3 percent on a dry weight basis
MONOGRAM	California	Trademark	2003856	031, 034 - Dried cannabis flower intended for
			3/24/20	smoking and cannabis pre-rolls. Dried cannabis flower intended for wholesale purchase.
MONOGRAM	New York	Trademark	S25442	Educational and entertainment services, namely providing a website featuring information about cannabis and cannabis culture.

/s/ Desiree Perez	/s/ Troy Datcher
Signed on behalf of the Licensor	Signed on behalf of the Licensee

Date	December 29, 2022	Date:	December 29, 2022

Execution Version

SCHEDULE 2 - Standards

QUALITY STANDARDS & DOCUMENTATION

QUALITY STANDARDS

Without limiting the other terms of this Agreement, Licensee warrants that the Licensed Products will meet or exceed all Licensee standards, industry standards and government standards established with respect to safety and fitness for use including, as applicable, but not limited to:

(a)	the Consumer Products Safety Act;

(b)	the Hazardous Substances Act;

(c)	all laws governing consumable goods;

(d)	the Child Protection and Safety Act;

(e)	the Public Health Security and Bioterrorism Preparedness and Response Act of 2002;

(f)	Licensee’s internal quality and safety/health/environmental (S/H/E) standards, all as may be amended from time to time;

(g)	the Packaging Specifications; and

(h)	the Product Specifications for each Licensed Product.

QUALITY DOCUMENTATION

1. Upon request by Licensor, Licensee shall furnish to Licensor documentation confirming Licensee’s reasonable and periodic inspection of the Licensed Products that are under Licensee’s control to verify that such Licensed Products comply with Packaging Specifications, Product Specifications, and all other Standards.

2. Upon request by Licensor, Licensee shall furnish to Licensor, test results and other documentation relating to compliance testing for the Licensed Products to verify that such Licensed Products comply with Packaging Specifications, Product Specifications, and all other Standards.

Licensee and Authorized Manufacturer will follow all reasonable and proper procedures for testing that Licensed Products comply with all applicable product safety laws, and will permit Licensor’s designees to inspect testing, manufacturing and quality control records and procedures and to test the Licensed Products for compliance with product safety and other laws. Licensee and Authorized Manufacturer agree to promptly reimburse Licensor for the actual costs of such testing if they fail to comply with the Standards. However, Licensor is in no way obliged to perform any such inspections or tests, and Licensee assumes full responsibility for ensuring compliance of the Licensed Products with product safety and all other applicable laws. Licensed Products not manufactured, packaged or distributed in accordance with applicable laws will be deemed unapproved, even if previously approved by Licensor, and will not be shipped unless and until they have been brought into full compliance therewith.

Any failure by a Manufacturer to comply with any of the requirements of this Schedule 2 shall constitute a breach by Licensee of this Agreement. Without limiting any other rights or remedies of Licensor, Licensee shall promptly reimburse Licensor for the actual costs of inspections performed pursuant to this Section if any of Licensee’s manufacturing facilities or those of any Manufacturer are determined by Licensor or its agents to have failed to comply with any of the terms of this Section. If Licensee becomes aware that any Manufacturer has used or is using Trademarks for any unauthorized purpose, Licensee shall immediately notify Licensor and, if so instructed by Licensor, shall cause such Manufacturer to cease such use immediately. Licensee shall supply Licensor with the addresses of its proprietary manufacturing facilities for the Licensed Products, as well as those of its permitted sub-manufacturers, if any, before any such facilities contribute to production of Licensed Products.

Execution Version

SCHEDULE 3

Approval of Manufacturer Agreement

Licensee must obtain and submit this executed Registration of Manufacturer Agreement to Licensor(s) for any third-party manufacturer of any of the Licensed Product(s) in accordance with

Section         of the Merchandising and Trademark Licensing Agreement.

LICENSEE:

LICENSED PRODUCT(S):

BRAND:

MANUFACTURER: (List all addresses including headquarters and factory locations)

Company Name

Street Address	City	State/Province	Country

Zip Code/Postal Code

Company Name
Street Address	City	State/Province	Country

Zip Code/Postal Code

Company Name

Street Address	City	State/Province	Country

Zip Code/Postal Code

The undersigned (“Manufacturer”) understands that Licensor(s) has licensed Licensee to manufacture or have manufactured for Licensee the Licensed Product(s) utilizing the above Brand. To induce Licensor(s) to consent to the manufacture of the Licensed Product(s) by Manufacturer, Manufacturer agrees, for the benefit of Licensor(s), that it will not manufacture and/or sell the Licensed Product(s) utilizing the Brand for anyone but Licensee or its wholly-owned subsidiaries; that Manufacturer will not (unless Licensor(s) consents in writing) manufacture any other merchandise utilizing any of the Brand; and that when Licensee ceases to require Manufacturer to manufacture the Licensed Product(s), Manufacturer will deliver to Licensor(s) or Licensee any molds, or other devices used to reproduce the Licensed Products or will give satisfactory evidence of the destruction thereof. Manufacturer agrees to keep for a period of three (3) years after the term of this Manufacturer’s Agreement reasonable records covering the manufacturing and other transactions authorized in this Manufacturer’s Agreement. Licensor and Licensee and their duly authorized representatives shall have the right to examine such records and to make copies of them on two (2)  business days notice.

MANUFACTURER:	Licensee:	Licensor:

Signed:	Signed:	Signed:

Name:	Name:	Name:

Title:	Title:	Title:

Date:	Date:	Date:

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Execution Version

SCHEDULE 4

LICENSOR’S SUBMISSION PROCEDURES

Next Steps:

Licensor	Date

Execution Version

SCHEDULE 5 LICENSOR’S CODE OF CONDUCT

Workmanship Standards. Licensee and Authorized Manufacturer covenant and agree that each Licensed Product distributed hereunder will be of good quality and free from defects in design, materials and workmanship, will comply with all applicable laws, and will conform to the samples approved by Licensor.

Application of Labor and Employment Standards. Licensee and Authorized Manufacturer further covenant and agree as follows:

They will not use child labor in the manufacturing, packaging or distribution of Licensed Products. The term “Child” refers to a person younger than the local legal minimum age for employment or the age for completing compulsory education, but in no case will any child younger than sixteen (16) years of age be employed in the manufacturing, packaging or distribution of Licensed Products. Where employing young persons who do not fall within the definition of “Children”, they agree also to comply with any laws applicable to such persons.

They will only employ persons whose presence is voluntary. They will not use any forced or involuntary labor, whether prison, bonded, indentured or otherwise.

They will treat each employee with dignity and respect, and not use corporal punishment, threats of violence, or other forms of physical, sexual, psychological or verbal harassment or abuse.

Unless required by applicable Laws to treat a specific group of employees differently, they will not discriminate in hiring and employment practices, including salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability.

They will comply, at a minimum, with all applicable wage and hour laws, including minimum wage, overtime, maximum hours and other elements of compensation, and will provide legally mandated benefits. If local laws do not provide for overtime pay, they agree to pay at least regular wages for overtime work. Except in extraordinary business circumstances, they will not require employees to work more than the lesser of (a) 48 hours per week and 12 hours overtime or (b) the limits of regular and overtime hours allowed by local law, or, where local law does not limit the hours of work, the regular work week in such country plus 12 hours overtime. In addition, except in extraordinary business circumstances, employees will be entitled to at least one day off in every seven-day period. Where local industry standards are higher than applicable legal requirements, they will meet the higher standards.

They will provide employees with a safe and healthy workplace in compliance with all applicable laws, ensuring, at a minimum, reasonable access to potable water and sanitary facilities, fire safety, and adequate lighting and ventilation. They will ensure that the same standards for health and safety are applied in any housing they provide for employees. They will provide Licensor with any information Licensor may request about manufacturing, packaging and distribution facilities for the Licensed Products.

They will respect the rights of employees to associate, organize and bargain collectively in a lawful and peaceful manner, without penalty or interference, in accordance with applicable laws.

They will comply with all applicable environmental laws.

They will comply with all applicable laws, including without limitation those pertaining to the manufacture, pricing, sale and distribution of the Licensed Products.

Licensee and Authorized Manufacturer agree that Licensor and its designated representatives may engage in monitoring activities to confirm compliance with these criteria for engagement, including unannounced on-site inspections of manufacturing, packaging and distribution facilities, and employer-provided housing, such inspections to include reviews of books and records relating to employment matters and private interviews with employees. Licensee and Authorized Manufacturer will provide Licensor with access to all sites reasonably requested by Licensor to perform and exercise its rights of inspection hereunder. Licensee and Authorized Manufacturer agree to maintain on-site all documentation necessary to demonstrate compliance with these criteria, which Licensor and its agent may review, and make and retain extracts of, to assist the compliance monitoring.

Licensee’s Duty to Monitor Authorized Manufacturer. Licensee agrees to take appropriate steps, in consultation with Licensor, to develop, implement and maintain procedures to evaluate and monitor the Authorized Manufacturer and to ensure compliance with this Agreement.

Compliance with Product Safety Laws. Licensee and Authorized Manufacturer will follow all reasonable and proper procedures for testing that Licensed Products comply with all applicable product safety laws, and will permit Licensor’s designees to inspect testing, manufacturing and quality control records and procedures and to test the Licensed Products for compliance with product safety and other laws. Licensee and Authorized Manufacturer agree to promptly reimburse Licensor for the actual costs of such testing. However, Licensor is in no way obliged to perform any such inspections or tests, and Licensee assumes full responsibility for ensuring compliance of the Licensed Products with product safety and all other applicable laws. Licensed Products not manufactured, packaged or distributed in accordance with applicable laws will be deemed unapproved, even if previously approved by Licensor, and will not be shipped unless and until they have been brought into full compliance therewith.

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Execution Version

EXHIBIT B SERVICES AGREEMENT

[see attached]

Execution Version

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), dated as of December 29, 2022, by and between TPCO Holding Corp., f/k/a “Subversive Capital Acquisition Corp.” (“TPCO”) and SC Branding, LLC (“SC Branding” and together with TPCO, the “Parties”, and each, a “Party”).

Recitals

WHEREAS, the Parties are parties to that certain Brand Transfer Agreement, dated as of even date herewith (the “Transfer Agreement”); and

WHEREAS, pursuant to the Transfer Agreement, the parties have agreed to enter into this Services Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Agreement have the respective meanings assigned to them in the Transfer Agreement.

2. Collaboration.

(a) The Parties hereby agree to formalize, work together in good faith, and publicly announce an official collaboration focused on resolving the issues of social equity associated with the harms created by the prohibition of cannabis and the ‘war on drugs’ generally, which collaboration will be designed to empower entrepreneurs of underserved communities and support and provide a platform to like-minded philanthropic third-party organizations (the “Collaboration”). Without limiting the generality of the foregoing, for at least the three (3) year period beginning on the date hereof, (i) SC Branding agrees that it will, and will cause its affiliates to, invite TPCO to participate in any social equity conferences or events hosted by SC Branding or its controlled affiliates, and (ii) TPCO will invite SC Branding and its affiliated entities to participate in events hosted by it that are designed to right the wrongs of cannabis prohibition for people of color and those otherwise inappropriately marginalized.

(b) In connection with ongoing rebranding efforts of TPCO, SC Branding agrees that it will cause Artist to promptly provide a quote about the vision of TPCO, Artist involvement in the design, and the inspiration behind the new TPCO logo that is reasonably acceptable to TPCO in connection with TPCO’s press release announcing the rebrand.

(c) If reasonably requested by TPCO, SC Branding will agree to extend that certain Lock-Up Agreement, dated January 29, 2022 (the “Lock-up Agreement”), between TPCO and SC Branding for an additional 12-month period, subject to shareholders representing 100% of the members of the Board of Directors of TPCO doing the same as well a number of common stock of the Company not materially less

20648700 v2

than that which was subject to a similar lock-up in effect prior to the date hereof. SC Branding further acknowledges and agrees that the Lock-up Agreement continues in full force and effect in accordance with its terms notwithstanding any terms to the contrary included therein. Notwithstanding the foregoing, the Company waives and releases all existing lock-ups to the extent necessary to permit the transfer of shares by SC Branding, Shawn C. Carter, and SC Vessel 1, LLC to the Company in connection herewith.

3. Mutual Representations. Each Party hereby represents and warrants to the other that (a) it has the power, authority and right to enter into this Agreement; (b) it has duly executed and delivered this Agreement, and it constitutes a valid and legally binding obligation, enforceable against it in accordance with its terms

4. Public Announcements. The parties will cooperate and coordinate public announcement of this Agreement and the revised relationship between the parties, including without limitation, issuance of a mutually approved press release with agreed quotes from Desiree Perez and Artist, and mutually agreed upon, embargoed story with interview participation from Artist, with such story to be released through mutually agreed initial outlet (collectively, the “Initial Press”). Except as provided above, no announcement or disclosure of discussions concerning the transaction described in this Agreement, or any of the other matters covered by this Agreement, shall be made without the prior approval of all Parties; provided, however, that in the event that a Party is advised by legal counsel that disclosure is required under applicable laws (including, without limitation, the laws of any Trading Market (as defined below)), it may make such disclosure to the most limited extent necessary to comply with such laws, and, to the extent practicable, it shall inform the other Party as much in advance as practical as to the timing and contents of the proposed disclosure and shall (to the extent permissible at law) limit the disclosure as requested by such other Party. Notwithstanding the foregoing, the Parties shall be expressly permitted to disclose the existence of this Agreement and the ongoing Partnership to any third party at any time following the execution of this Agreement and the Initial Press (but not the economic or deliverable terms). For purposes hereof, the term “Trading Market” means the NEO Exchange Inc., or any successor, replacement or additional exchange on which the Common Shares of TPCO are then listed and which constitutes the principal trading market for the Common Shares of TPCO or Roc Nation LLC.

5. Restrictive Covenants. During the six month period beginning on the date hereof, SC Branding shall not and agrees that Artist shall not, (a) coordinate, directly or indirectly, the sale of Cannabis products under the “Monogram” brand or any other brand, (b) offer or provide any services to any Cannabis brand or offer or provide any services to any producer or distributor of Cannabis products (such producer or distributor being defined as a person for whom the manufacturing, distribution and/or sale of Cannabis is a substantial portion of its overall business) other than TPCO and its affiliates, consisting of promotional, endorsement, marketing, strategy, talent relationship management or other similar activities (provided nothing shall limit SC Branding or its officers (including Artist)’s ability to assist talent with opportunities), (c) except for the ownership of the assets acquired pursuant to the Transfer Agreement, but subject in the case of such assets to the other restrictions in this Section 5, own, directly or indirectly, any interest in any Cannabis brand or producer or distributor of Cannabis products (such producer or distributor being defined as a person for whom the manufacturing, distribution and/or sale of Cannabis is a substantial portion of its overall business) or (d) otherwise promote

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or pursue any other Cannabis-related business opportunity with any third party (the “Restrictions”); provided that owning less than 3% of a public company or private fund shall not be deemed in violation of the Restrictions and nothing shall restrict the Artist or any other party from appearing at any events, festivals or venues or otherwise conducting business in the ordinary course (including the Artist’s musical career) so long as such activities do not include any active endorsement or sponsorship. SC Branding hereby represents and warrants to TPCO that it is not currently engaged in, or in discussion with any third-party regarding, any of the restricted activities outlined in the Restrictions. For purposes hereof, the term “Cannabis” shall mean consumable or topical cannabis, hemp, marijuana, CBD, THC and any other cannabinoids or any synthetic (i.e., human-made) productions of the foregoing, including, without limitation, flower, pre-rolls, vape, extracts, concentrates and specialty beverages and edibles, and related products and accessories which are competitive with the products sold by TPCO or its affiliates on the date hereof.

6. Indemnification and Insurance.

(a) Without limiting any other rights available to the Artist Indemnified Parties, TPCO and its affiliated entities (the “TPCO Entities”) shall indemnify, defend and hold SC Branding LLC, Artist and its affiliates (and each of their respective members, managers, directors, officers, employees, agents and Affiliates, as applicable, collectively, the “Artist Indemnified Parties”) harmless from and against any and all obligations, damages, losses, expenses (including reasonable outside attorneys’ fees), causes of action, claims or demands (collectively, “Losses”) incurred by such Artist Indemnified Parties arising from any third-party demands, claims, actions, causes of action, suits, proceedings, investigations or inquiries, or any settlement thereto, and all related expenses, including, but not limited to, all litigation expenses (including reasonable outside attorneys’ fees and court costs) (all of the foregoing, collectively, “Claims”) that arise from or in connection with the business or other activities of the TPCO Entities (or any of them), past, present or future except to the extent caused by gross negligence or willful misconduct of any Artist Indemnified Party. If SC Branding becomes aware of any circumstances of any Claim that might or does give rise to a claim for indemnification, then SC Branding shall promptly notify TPCO in writing of any such cause of action, claim or demand, and TPCO shall take control of the defense and investigation of such Claim and employ counsel reasonably acceptable to SC Branding, at TPCO’s sole cost and expense. Failure or delay in providing such notice shall not relieve TPCO of its indemnification obligations, except to the extent TPCO demonstrates that the defense or settlement of the Claim has been prejudiced thereby. TPCO may settle a Claim without the prior written consent of the Artist Indemnified Party, provided TPCO will not enter into any settlement that (i) provides for any relief other than the payment of monetary damages payable solely by TPCO, (ii) includes an admission of wrongdoing on the part of any Artist Indemnified Party or (iii) does not include as an unconditional term thereof the giving by the third-party claimant to the Artist Indemnified Party of a release from all liability in respect thereof. The Artist Indemnified Party will have the right, but not the obligation, to employ separate counsel and participate in the defense of any such Claim at its sole cost (unless such separate counsel is required due to a conflict of interest with TPCO’s counsel, in which case TPCO shall indemnify and reimburse the Artist Indemnified Party for the cost of its

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separate counsel). If TPCO does not confirm agreement to conduct the defense on behalf of the Artist Indemnified Party at its sole cost within thirty (30) days following SC Branding’s request therefor, the Artist Indemnified Party may defend against such Claim and consent to the entry of any judgment in each case in consultation with TPCO; provided that the Artist Indemnified Party shall in no event settle any Claim without the prior consent of TPCO, such consent not to be unreasonably withheld, conditioned or delayed. TPCO shall pay for reasonable expenses to the Artist Indemnified Party on reasonable intervals as an integral part of its indemnification obligations hereunder. The obligations of the TPCO Entities under this Section 6(a) shall survive for a period of five (5) years and the TPCO Entities shall have no indemnification obligations under this Agreement with respect to any Claims that arise after the five (5)-year anniversary of this Agreement. For the avoidance of doubt, the obligations in this Section 6(a) shall continue to apply after the end of such five (5)-year period with respect to any Claims arising during such five (5)-year period.

(b) TPCO shall maintain, and cause its affiliates to maintain, insurance with respect to its businesses and operations for a period of not fewer than two (2) years following the date hereof in amounts and with coverages that are not materially less than that in effect on the date hereof and shall provide evidence thereof on request. The Artist Indemnified Parties and their successors and assigns shall be listed as an additional insured on such policies.

7. Miscellaneous.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the state of California applicable to agreements executed and performed entirely within such State.

(b) This Agreement and each of the terms and provisions hereof may only be amended, modified, waived or supplemented by an agreement in writing signed by each Party hereto.

(c) No Party may assign, transfer or delegate any or all of its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment will relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer or other conveyance in violation of the foregoing will be null and void. This Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective successors and permitted assigns.

(d) This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of

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an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

(e) For purposes of this Agreement, (i) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (iv) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (v) words denoting any gender include all genders. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(f) The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(g) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(h) This Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SC BRANDING LLC

By:	/s/ Desiree Perez
Name:	Desiree Perez
Title:	Authorized Signatory

TPCO HOLDING CORP.

By:	/s/ Troy Datcher
Name:	Troy Datcher
Title:	CEO

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Execution Version

EXHIBIT 1

ASSIGNMENT OF TRADEMARKS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [NAME OF ASSIGNOR], a [STATE OF ORGANIZATION] [TYPE OF ENTITY] located at [ADDRESS

OF ASSIGNOR] (“Assignor”), hereby sells, assigns, transfers, and conveys to [NAME OF ASSIGNEE], a  [STATE  OF  ORGANIZATION]  [TYPE  OF  ENTITY],  located  at  [ADDRESS  OF  ASSIGNEE]

(“Assignee”), pursuant to the Brand Transfer Agreement dated as of [DATE], to which Assignor and Assignee are Parties, all Assignor’s right, title, and interest in and to the trademark(s) set forth on Schedule 1 attached hereto and incorporated by this reference herein, together with the goodwill associated therewith and symbolized thereby, and all claims and causes of action with respect to any of the foregoing, including without limitation all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present and future infringement or other violation, and all other rights, privileges, and protections of any kind whatsoever of Assignor accruing under any of the foregoing provided by any applicable law, treaty, or other international convention.

Assignor hereby authorizes the Commissioner for Trademarks in the United States Patent and Trademark Office and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this Assignment of Trademarks upon request by Assignee.

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IN WITNESS WHEREOF, the undersigned has caused this Assignment of Trademarks to be executed on this        day of [MONTH], [YEAR] by its duly authorized officer.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[ACKNOWLEDGMENT	)
STATE OF [STATE]	)SS.
COUNTY OF [COUNTY]	)

On the           day of [MONTH], [YEAR], before me personally appeared [SIGNATORY NAME],

personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the foregoing instrument, who, being duly sworn, did depose and say that [he/she] executed the same [in [his/her] authorized capacity as the [SIGNATORY TITLE] of [ASSIGNOR], the [TYPE OF ENTITY] described], and acknowledged the instrument to be [his/her] free act and deed/the free act and deed of [ASSIGNOR] for the uses and purposes mentioned in the instrument.

Notary Public
Printed Name:
My Commission Expires: [DATE]

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[AGREED TO AND ACCEPTED:	[NAME OF ASSIGNEE]

By:
Name:
Title:

ACKNOWLEDGMENT	)
STATE OF [STATE]	)SS.
COUNTY OF [COUNTY]	)

On the           day of [MONTH], [YEAR], before me personally appeared [SIGNATORY NAME],

personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the foregoing instrument, who, being duly sworn, did depose and say that [he/she] executed the same [in [his/her] authorized capacity as the [SIGNATORY TITLE] of [ASSIGNEE], the [TYPE OF ENTITY] described], and acknowledged the instrument to be [his/her] free act and deed/the free act and deed of [ASSIGNEE] for the uses and purposes mentioned in the instrument.

Notary Public
Printed Name:

My Commission Expires: [DATE]

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